Exhibit 10.1

STOCK PURCHASE AGREEMENT

by and among

FRANÇOIS-CHARLES OBERTHUR FIDUCIAIRE S.A.

SCIENTIFIC GAMES CORPORATION

and

SCIENTIFIC GAMES HOLDINGS (CANADA) INC.

Dated as of May 1, 2007

i

INDEX TO SCHEDULES

1.1	Debt Repayment Amount
1.2	Permitted Liens
1.3	Seller Persons with Knowledge
2.5	Conversion to or from US Dollars
3.3	Net Working Capital
5.1	Organizational Chart
5.4	Conflicts or Violations
5.5	Consents
5.6	Capitalization of FCOI
5.7	Subsidiaries and Equity Investments
5.8	Financial Statements
5.9	Certain Changes or Events
5.10	Tax Matters
5.11	Undisclosed Liabilities
5.12(a)	Owned Real Property
5.12(b)	Leased Real Property
5.12(c)	Third Party Leases
5.12(f)	Options
5.12(g)	Certificate of Occupancy/Permits
5.12(k)	Consent to Subject Real Property Transfer
5.13(a)	Intellectual Property Ownership
5.13(e)	Third Party Claims
5.13(h)	Software
5.13(i)	Intellectual Property Licenses and Agreements
5.14	Licenses and Permits
5.15	Compliance with Law
5.16	Litigation
5.17	Contracts
5.18(a)	Company Plans
5.18(g)	Severance Plans
5.18(h)	Canadian Plans Unfunded Actuarial Liability
5.18(k)	Employees
5.18(l)	Collective Bargaining Agreements
5.19	Transactions with Affiliates
5.20(a)	Environmental Matters
5.23(a)	Suppliers
5.23(b)	Customers
5.24	Insurance
7.1	Resignation of Directors
8.1(a)	Severance Benefit Practices
10.2	Debt Repayment Amounts
10.3	Seller Guarantee Obligations

EXHIBITS

Exhibit A	Real Estate Lease
Exhibit B	Form of Tax Escrow Agreement

Exhibit C	FCPA Disclosure Statement
Exhibit D	OEM Agreement
Exhibit E	Deed

v

STOCK PURCHASE AGREEMENT

STOCK PURCHASE AGREEMENT, dated as of May 1, 2007 (this “Agreement”), by and among François-Charles Oberthur Fiduciaire, S.A., a French société anonyme (the “Seller”), Scientific Games Corporation, a Delaware corporation (the “Parent”) and Scientific Games Holdings (Canada) Inc., a Canadian corporation (the “Acquisition Subsidiary”) and a wholly-owned subsidiary of the Parent.

W I T N E S S E T H:

WHEREAS, the Seller owns all of the issued and outstanding shares of common stock (the “Common Stock”) and all of the issued and outstanding shares of preferred stock (the “Preferred Stock”, and together with the Common Stock, the “Shares”) of F.C.O.I. Canada Inc., a corporation organized under the laws of the Province of Québec (“FCOI”); and

WHEREAS, the Buyer desires to purchase the Shares from the Seller, and the Seller desires to sell the Shares to the Buyer, in each case upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the respective covenants and agreements hereinafter contained and for other good and valuable consideration, the receipt and sufficiency of which the parties hereby acknowledge, the parties hereby agree as follows:

Article 1.

DEFINITIONS

As used in this Agreement, the following terms shall have the following meanings:

“Acquisition Subsidiary” — See the Preamble hereto;

“Action” — See Section 5.16;

“Affiliates” shall mean, with respect to a Person, any Person directly or indirectly, controlling, controlled by or under common control with the Person specified;

“Agreement” — See the Preamble hereto;

“AUD” shall mean Australian Dollars;

“Business” means the manufacture, sale or distribution of Instant Tickets or commercial games whether physically, electronically or by any other method, and all related services and technologies, in each case as presently carried on by the Companies.

“Business Day” shall mean a day, other than a Saturday, Sunday or other day on which banks in the State of New York or in Paris, France are required or authorized to close;

“Buyer” — means Parent and Acquisition Subsidiary, jointly and severally, unless this Agreement explicitly provides otherwise;

“Buyer Indemnitees” — See Section 10.2(a);

“CAD” shall mean Canadian Dollars;

“CAD GAAP” shall mean Canadian generally accepted accounting principles;

“Canadian Financial Statements” — See Section 5.8;

“Canadian Laws” means applicable laws (including common law or civil law), statutes, by-laws, rules, regulations, orders, ordinances, protocols, codes, guidelines, treaties, policies, notices, directions, decrees, judgments, awards or requirements, in each case of any Governmental Entity of Canada;

“Canadian Plans” shall mean any Company Plans applicable to employees or former employees, directors or officers, individuals working on contract with the Companies or other individuals providing services to any of them of a kind normally provided by employees (or any spouses, dependants, survivors or beneficiaries of any such persons) of the Companies, in each case who are employed or providing services primarily in Canada, excluding Canadian Statutory Plans;

“Canadian Statutory Plans” means statutory benefit plans which the Companies are required to participate in or comply with, including the Canada and Québec Pension Plans and plans administered pursuant to applicable health tax, workplace safety insurance and employment insurance legislation, excluding any Canadian Plans;

“Canadian Subsidiary” shall mean Oberthur Jeux et Technologies Inc./Oberthur Gaming Technologies Inc., a corporation organized under the laws of the Province of Québec;

“Closing” — See Article 4;

“Closing Balance Sheet” — See Section 3.1;

“Closing Balance Sheet Schedule” — See Section 3.1;

“Closing Date” — See Article 4;

“Code” shall mean the Internal Revenue Code of 1986, as amended;

“Common Stock” — See the recitals hereto;

“Companies” — shall mean FCOI and each of the entities listed on Schedule 5.7, and “Company” shall mean any one of them;

“Company Plans” shall mean any plans, arrangements, agreements, programs, policies, or practices, whether funded or unfunded, insured or uninsured, registered or unregistered to which the Companies are a party or bound or in which any employees of the

Companies participate or under which the Companies have, or will have, any material liability or contingent liability, or pursuant to which payments are made, or benefits are provided to, or an entitlement to payments or benefits may arise with respect to any employees or former employees, directors or officers, individuals working on a contract basis with the Companies or other individuals providing services to any of them of a kind normally provided by employees (or any spouses, dependants, survivors or beneficiaries of any such persons) of the Companies;

“Competing Business” means any business (i) that manufactures, sells or distributes Instant Tickets or (ii) that competes with the Business, in each case, anywhere in the world.

“Consents” — See Section 5.5;

“Consolidated Financial Statements” — See Section 5.8;

“Contract” — See Section 5.17(c);

“Debt Repayment Amount” shall mean (i) the amount of principal, interest and fees outstanding on the Closing Date under the agreements referenced on Schedule 1.1(a), (ii) the amount of principal, interest and fees outstanding as of a recent date prior to the Closing Date under the agreements referenced on Schedule 1.1(b) and (iii) all other indebtedness (including indebtedness listed as a current liability) of any of the Companies in respect of borrowed money, evidenced by debt securities, debentures, acceptances, notes or other similar obligations, in respect of obligations under capital leases, in respect of reimbursement obligations under letters of credit or in respect of the deferred purchase price of property or services, except accounts payable and accrued expenses arising in the ordinary course of business as presently conducted which are not overdue or in default; provided that the accrual of long-service leave for any employee who has been employed by the Australian Subsidiary for more than ten years shall be considered to be indebtedness;

“Deed” shall mean the certain Deed without Warranty dated April 30, 2007, and intended to be recorded promptly thereafter, pursuant to which Oberthur Gaming Technologies Corp. granted, sold and conveyed unto NewCo all of its interest in the Subject Real Property (as more particularly set forth in such deed), a copy of which is attached hereto as Exhibit E.

“Due Date” shall mean the due date with respect to an applicable Tax Return (taking into account valid extensions);

“Environmental Claim” shall mean any litigation, claim, proceeding, settlement, decree, directive, agreement, judgment, lien, action, demand, order, or notice by or on behalf of, any Governmental Entity or Person alleging liability, penalty or sanction arising out of, based on or resulting from the violation or alleged violation of any Environmental Law or permit;

“Environmental Laws” shall mean all federal, state, foreign and local laws and regulations or other requirements of law or common law in effect as of the Closing Date and applicable to the Seller relating to Hazardous Materials or the protection or pollution of the environment, natural resources or human health;

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended;

“ERISA Affiliate” shall mean any entity which, together with the Companies, is treated as a single employer under Section 4001(b)(1) of ERISA or Section 414(b), (c), (m) or (o) of the Code;

“Excluded Taxes” — See Section 9.1;

“FCOI” — See the recitals hereto;

“FCOI Balance Sheet” — See Section 5.8;

“Federal Withheld Amount”— See Section 2.4(a);

“Final Purchase Price” — See Section 2.1;

“Financial Statements” — See Section 5.8;

“Governmental Entity” shall mean any federal, state, local, provincial, municipal or any foreign governmental, regulatory or other public body, agency, bureau, commission or authority (including self-regulatory organizations) or any court, tribunal or judicial or arbitral body, domestic or foreign;

“Hazardous Substance” shall mean any substance, gas, petroleum product, chemical, microbial matter, material or waste regulated under any Environmental Law.

“Indemnitee” — See Section 10.4(a);

“Indemnitor” — See Section 10.4(a);

“Independent Accounting Firm” — See Section 3.1;

“Instant Tickets” means instant lottery tickets, whether physical, electronic or expressed through any other medium, that allow a player to remove a cover layer (or any semblance thereof), whether physically, electronically or by any other method, to reveal whether the ticket is a prize winner.  For the avoidance of doubt, “Instant Tickets” excludes “add-ons” to Scratch Cards, such as promotional games produced, distributed or sold by the Seller and its Affiliates.

“Intellectual Property” shall mean all of the following existing worldwide:  (i)  all classes or types of patents, design patents, utility patents, including, without limitation, originals, divisions, continuations, continuations-in-part, extensions, reexaminations, or reissues, patent applications and invention disclosures for these classes or types of patent rights (whether or not patentable and whether or not reduced to practice) in all countries of the world (collectively “patents”); (ii)  copyrights in both published works and unpublished works, registrations and applications for copyright and associated moral rights (collectively “copyrights”); (iii) service marks, trademarks, trade names, brands, product and service names, logos, other identifications used or intended for use in commerce, and other indications of source, endorsement, or sponsorship, whether in connection with products or services, together with all goodwill related to any of the foregoing (collectively “trademarks”); (iv) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, and (all documentation, including user manuals and other training documentation, related to any of the foregoing (collectively “software”); (v) all information, ideas, methods, procedures, algorithms, research and development, technical data, specifications, inventions, creations, improvements, and all tangible embodiments of the foregoing (collectively “know-how”); (vi) any information that generally facilitates the production, manufacturing, marketing, or sale of products or services, increases revenues, or provides an advantage over the competition, and is not generally known, whether or not protectable by patent or copyright, arising under the laws of the United States or any other state, country or jurisdiction (collectively “trade secrets”); (vii) rights in mask works (as described in 17 U.S.C. §901 et seq.); and (viii) domain names, uniform resource locators (URLs), whether common law, statutory or otherwise, domestic and foreign, and all registrations, registration applications, rights related to the foregoing;

“Investment Canada Act” shall mean the Investment Canada Act, 1985, c.28, (1st Supp.) as amended;

“Leased Real Property” — See Section 5.12(b);

“Leases” — See Section 5.12(b);

“Letter of Credit” — See Section 2.3;

“LoC Amount” — See Section 2.3(a);

“LoC Issuer” — See Section 2.3;

“Licenses and Permits” — See Section 5.14;

“Lien” shall mean any mortgage, hypothecation, pledge, security interest, encumbrance, lien, claim or charge;

“Losses” shall mean any damages, liabilities, losses, expenses (including all reasonable and necessary attorney’s fees) or costs; provided, however, in no event shall Losses include any special, incidental, punitive, or consequential damages of any kind and however caused, including but not limited to, business interruption or loss of profits, business opportunities, or good will;

“Marks” — See Section 8.3(a);

“Material Adverse Effect” — See Section 5.2;

“Maximum Seller Indemnification Amount” — See Section 10.2(b)(iv);

“Net Working Capital” shall mean (i) the amount of current assets of the Companies (on a consolidated basis) as of the Closing Date (including, but not limited to cash and cash equivalents), minus (ii) the amount of current liabilities (including (a) any indebtedness outstanding at Closing under the Toronto-Dominion Revolving Debt following payment of the Debt Repayment Amount), (b) any fees and expenses incurred in connection with the repayment of any Debt Repayment Amount at Closing which are not paid by the Seller prior to Closing and (c) Taxes, but excluding the Debt Repayment Amount) of the Companies (on a consolidated basis) as of the Closing Date, and consistent with, as applicable, the consolidated audited balance sheets of the Companies as of December 31, 2006, provided, however, that, notwithstanding anything to the contrary contained in this Agreement, Net Working Capital shall not include (i) the $2,661,195 in net cash proceeds received from NewCo arising out of the Real Property Transfer, (ii) any inter-Company accounts receivable and accounts payable, (iii) any liabilities incurred by any of the Companies on the Closing Date that are not incurred in the ordinary course of business, (iv) any accounts payable representing FCO fees, (v) any FCO fees provision and (vi) any liabilities for Taxes imposed on or required to be paid by any of the Companies that are related or attributable to the Real Property Transfer;

“NewCo” shall mean San Antonio Properties Inc., a Delaware corporation;

“OCS” shall mean Oberthur Card Systems SA, a company incorporated under the laws of France;

“Options” — See Section 5.12(f);

“Organizational Documents” — See Section 5.1;

“Owned Real Property” — See Section 5.12(a);

“Parent” — See the Preamble hereto;

“Payoff Letters” shall mean all relevant payoff letters to allow for the payment in full at the Closing of the Debt Repayment Amount;

“Permitted Liens” shall mean (a) Liens relating to personal property leases (including financing leases), (b) mechanics’, carriers’, workmen’s, repairmen’s or similar Liens arising or incurred in the ordinary course of business which involve obligations that are not due and payable or which are being contested in good faith by appropriate proceedings diligently prosecuted, (c) Liens for Taxes, assessments and other governmental and municipal charges which are not due and payable, or which are being contested in good faith and for which adequate reserves are maintained, (d) Liens which, in the aggregate, do not impair in any material respects the use or operation of the assets or property in question with respect to their current use and operation, and (e) the Liens set forth on Schedule 1.2;

“Person” shall mean any individual, corporation, company, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Entity or other entity;

“Post-Closing Period” shall mean any taxable period beginning after the Closing Date;

“Pre-Closing Period” shall mean any taxable period ending on or before the Closing Date;

“Pre-Closing Period Tax Return” shall mean any Tax Return relating to a Pre-Closing Period;

“Preferred Stock” — see the recitals hereto;

“Quebec Withheld Amount” — See Section 2.4(a);

“Real Property Documents” shall mean the Deed and the Subject Lease.

“Real Property Transfer” shall mean the transfer or assignment from Oberthur Gaming Technologies Corp. to NewCo of the Subject Real Property and any distributions of proceeds with respect thereto.

“Registered Intellectual Property” — See Section 5.13(a);

“Scratch Cards” shall mean the business of production, distribution and sales of prepaid cards and associated solutions offered to mobile telephone operators.

“Seller” — See the Preamble hereto;

“Seller Indemnitees” — See Section 10.3(a);

“Seller’s Knowledge”, “Knowledge of the Seller”, and other similar phrases shall mean the actual knowledge of the individuals listed in Schedule 1.3;

“Shares” — See the recitals hereto;

“SPPA” shall mean the Québec Supplemental Pensions Plans Act, R.S.Q. c. R-15.1, as amended;

“Straddle Period” shall mean any taxable period beginning on or before and ending after the Closing Date;

“Straddle Period Tax Return” means any Tax Return relating to a Straddle Period;

“Subsidiaries” shall mean, with respect to any Person, any corporation, association or other business entity of which more than 50% of the total voting power of shares of stock or other equity interest entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereto is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof;

“Subject Lease” shall mean that lease between San Antonio Properties Inc. and Oberthur Gaming Technologies Corp. dated as of the Closing Date (but entered into and delivered immediately prior to the Closing), in the form attached hereto as Exhibit A;

“Subject Real Property” shall mean the tract or tracts of land situated in the City of San Antonio, Bexar County, Texas, and the improvements thereon more particularly described as the “Premises” in the Subject Lease;

“Target Net Working Capital” shall mean $16,500,000;

“Tax” and “Taxes” shall mean any and all federal, state, provincial, municipal, local and foreign taxes, employment taxes, levies, fees, imposts, duties and similar governmental charges of any nature whatsoever (including any interest, fines, assessments, penalties or additions to tax imposed in connection therewith), including taxes imposed on, or measured by, income, franchise, profits, capital or gross receipts, and ad valorem, value added, capital gains, sales, goods and services, use, real or personal property, capital stock, license, branch, payroll, withholding, employment, social security, unemployment, compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, transfer and gains taxes, and customs duties;

“Tax Benefits” — See Section 9.14;

“Tax Claim Notice” — See Section 9.8;

“Tax Contest” — See Section 9.8;

“Tax Escrow Agent” shall mean Desjardins Trust Inc., a company incorporated under the Trust and Loan Companies Act (Canada) or any successor or permitted assign of such Tax Escrow Agent appointed in accordance with the terms of the Escrow Agreement;

“Tax Escrow Agreement” shall mean that certain Tax Escrow Agreement which is being executed contemporaneously with the Closing by and among the Buyer, the Seller and the Tax Escrow Agent, a form of which is attached hereto as Exhibit B.

“Tax Reserves” shall mean the aggregate liability for Taxes included in the calculation of Net Working Capital (as increased or decreased, as the case may be, to reflect any adjustments finally agreed upon pursuant to Article 3);

“Tax Return” shall mean any Tax return, informational return, report, declaration, or other document (whether in tangible or electronic form) required to be filed with any taxing authority with respect to Taxes, including any form, schedule or attachment thereto and any amendment or supplement thereof;

“Toronto-Dominion Revolving Debt” shall mean the short-term revolving indebtedness under the agreements referenced on Schedule 1.1(b);

“Transaction Documents” shall mean this Agreement and the Letter of Credit;

“Transfer Taxes” — See Section 9.5;

“USD” shall mean United States Dollars; and

“U.S. Plans” shall mean any Company Plans applicable to employees or former employees, directors or officers, individuals working on contract with the Companies or other individuals providing services to any of them of a kind normally provided by employees (or any spouses, dependants, survivors or beneficiaries of any such persons) of the Companies, in each case who are employed or providing services primarily in the United States.

Article 2.

PURCHASE AND SALE OF SHARES

Section 2.1.            Purchase and Sale of Shares.  Subject to the terms and conditions set forth in this Agreement, at the Closing, the Seller will sell and transfer the Shares to the Acquisition Subsidiary, and the Parent will purchase the Shares (as agent for and on the Acquisition Subsidiary’s behalf) from the Seller.  The aggregate purchase price for the Shares being purchased hereunder (plus the Debt Repayment Amount) shall consist of cash in the amount of USD $102,661,195 subject to adjustment at the Closing provided for in Section 2.2(b)(ii) (the “Initial Purchase Price”).  The Initial Purchase Price shall be subject to further adjustment following the Closing in accordance with the provisions of Article 3 hereof, as adjusted pursuant to Article 3, the “Final Purchase Price”.

Section 2.2.            Closing Date Transactions.

(a)           On the Closing Date, the Seller shall deliver to the Acquisition Subsidiary certificates representing the Shares, duly executed for transfer, against payment by the Parent to the Seller of the Initial Purchase Price (less the Debt Repayment Amount) as provided for in this Article 2, subject to applicable withholdings as set forth in Section 2.4.

(b)           On the Closing Date, the Parent shall pay the following amounts:

(i)                                     The aggregate amount of the Debt Repayment Amount shall be paid in cash by wire transfer of immediately available funds to the accounts designated in the Payoff Letters; and

(ii)                                  The Initial Purchase Price shall be paid in cash by wire transfer of immediately available funds to such account as Seller shall designate in writing to Buyer not less than two Business Days prior to Closing.  The amount of the Initial Purchase Price shall be reduced by the Debt Repayment Amount paid pursuant to Section 2.2(b)(i) and subject to any applicable withholding pursuant to Section 2.4.

(c)           Subject to Section 2.4(a), all of the payments to be made by the Parent pursuant to this Article 2 shall be made in USD or CAD, as appropriate.

Section 2.3.            Letter of Credit.  In order to secure the payment obligations that Seller may have pursuant to Article 3 and the indemnification obligations that Seller may have from time to time pursuant to Article 9 and Article 10, prior to Closing, Seller shall cause Société Générale Group (the “LoC Issuer”) to issue an irrevocable stand-by letter of credit (the “Letter of Credit”) on the following terms and conditions:

(a)           The Letter of Credit shall be issued in the amount of $10,000,000 (the “LoC Amount”);

(b)           The Letter of Credit shall name Buyer as the beneficiary;

(c)           The Letter of Credit shall have a term of eighteen months from the Closing Date;

(d)           Buyer shall only be entitled to seek payment under the Letter of Credit if Seller shall fail to pay any amounts owing pursuant to Article 3, Article 9 or Article 10 in accordance with the terms of this Agreement; and

(e)           The LoC issuer shall only be authorized to pay out monies under the Letter of Credit upon receipt of (i) a joint written instruction executed by both Seller and Buyer authorizing it to do so or (ii) a final, binding and non-appealable order of a competent Governmental Entity providing that Buyer is entitled to draw upon the Letter of Credit pursuant to the terms of this Agreement and the Letter of Credit.

Section 2.4.            Withholding Tax.  Concurrently with the execution of this Agreement, Buyer will deliver to the Tax Escrow Agent the sum of CAD 34,947,624, representing the aggregate of (i) 25% of the amount by which the Initial Purchase Price exceeds the Debt Repayment Amount (referred to as the “Federal Withheld Amount”) and (ii) 12% of amount by which the Initial Purchase Price exceeds the Debt Repayment Amount (referred to as the “Quebec Withheld Amount”), by wire transfer of immediately available funds (such amount, together with interest earned thereon, being hereinafter referred to as the “Escrow Funds”).  Such funds shall be delivered in and expressed in Canadian dollars, where the calculation shall be made as of the Closing Date in accordance with Section 2.5.  The Federal Withheld Amount and the Quebec Withheld Amount shall be held in escrow and be distributed by the Tax Escrow Agent in accordance with the provisions of the Tax Escrow Agreement.

Section 2.5.            Conversion to or from U.S. Dollars.  Where a CAD amount or AUD amount has to be converted or expressed in USD, or where its USD equivalent has to be converted or expressed in CAD or AUD, the calculation shall be made at the relevant date at the Bank of America rate as displayed and identified as such on the Reuters Screen BOFC Page for USD against CAD or AUD, as applicable (or vice-versa), at or around 12:00 p.m. New York time on such date; provided, however, that for purposes of determining on the Closing Date any Debt Repayment Amount or the Tax Escrow Amount where its USD equivalent has to be converted or expressed in CAD or AUD, the calculation shall be made at the mutually agreed rates shown on Schedule 2.5.

Section 2.6.            Holdback.  In the event that at the Closing, the aggregate amount of the Debt Repayment Amount shall not have been paid in accordance with Section 2.2(b)(i), USD $14,500,000.00 of the Purchase Price (the “Holdback Amount”) shall be retained by the Buyer.

Immediately following the Closing, the Buyer shall (with the consent of Seller, not to be unreasonably withheld or delayed) (i) use its reasonable best efforts to apply the Holdback Amount to promptly payoff the remaining Debt Repayment Amount that had not been paid at Closing  and any interest accrued thereon from the Closing until the date that such amount is repaid (the “Leftover Debt Amount”) and (ii) use commercially reasonable efforts to release the Seller, Oberthur Gaming Technologies Corp., Oberthur Jeux Et Technologies Inc./Oberthur Gaming Technologies Inc., and any applicable Affiliate of the Seller from liability with respect to such Debt Repayment Amount.  In the event that the Holdback Amount is greater than the Leftover Debt Amount, the Buyer shall promptly (within 48 hours) wire such excess to the Seller.  In the event that the Holdback Amount is less than the Leftover Debt Amount, the Seller shall promptly (within 48 hours of notice from the Buyer) wire such deficiency to the Buyer.

Article 3.

PURCHASE PRICE ADJUSTMENT

The Initial Purchase Price shall be subject to adjustment as follows:

Section 3.1.            Calculation of Initial Purchase Price Adjustment.  As soon as practicable, but in no event later than ninety (90) calendar days after the Closing Date, the Buyer shall deliver to the Seller the consolidated balance sheet of the Companies as of the close of business on the Closing Date (the “Closing Balance Sheet”), prepared in accordance with CAD GAAP, applied on a basis consistent with and following the accounting principles, procedures, policies and methods employed in preparing the audited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2006.  The Closing Balance Sheet shall be accompanied by a schedule setting forth a calculation of the Net Working Capital.  During the preparation of the Closing Balance Sheet by the Buyer and the period of any dispute with respect to the application of this Section 3.1, the Seller shall cooperate with the Buyer to the extent reasonably requested by the Buyer to prepare the Closing Balance Sheet or to investigate the basis for any dispute.  The Closing Balance Sheet shall be examined by the Seller, and the Seller shall, not later than thirty (30) calendar days after receipt of the Closing Balance Sheet, deliver a schedule with respect thereto (the “Closing Balance Sheet Schedule”).  The Closing Balance Sheet Schedule shall list those line items, if any, to which the Seller takes exception and the Seller’s proposed adjustment.  If the Seller fails to deliver to the Buyer the Closing Balance Sheet Schedule within thirty (30) calendar days following receipt of the Closing Balance Sheet, the Seller shall be deemed to have accepted the Closing Balance Sheet for the purposes of any adjustment to the Initial Purchase Price under Section 3.2.  If the Buyer does not give the Seller notice of any objection to the Closing Balance Sheet Schedule within thirty (30) calendar days following receipt of the Closing Balance Sheet Schedule, the Buyer shall be deemed to have accepted the Closing Balance Sheet as adjusted by the Seller for the purposes of any adjustment to the Initial Purchase Price under Section 3.2.  If the Buyer gives the Seller notice of objections to the Closing Balance Sheet Schedule, and if the Seller and the Buyer are unable, within fifteen (15) calendar days after receipt by the Seller of the notice from the Buyer of objections, to resolve the disputed exceptions, such disputed exceptions will be referred to BDO Seidman, LLP or another firm of independent certified public accountants (“Independent Accounting Firm”) mutually acceptable to the Seller and the Buyer.  The Independent Accounting Firm shall, within sixty (60) calendar days following its selection, deliver to the Seller and the Buyer a written report determining such disputed exceptions to those line items specifically identified by the Seller in the Closing Balance Sheet Schedule (and only such disputed exceptions), and its determinations will be conclusive and binding upon the parties hereto for the purposes of any adjustment to the Initial Purchase Price under Section 3.2.  The fees and disbursements of the Independent Accounting Firm acting under this Section 3.1 shall be apportioned between the Buyer and the Seller based on the total dollar value of disputed exceptions resolved in favor of each such party, with each such party bearing such percentage of the fees and disbursements of the Independent Accounting Firm as the aggregate disputed exceptions resolved against that party bears to the total dollar value of all disputed exceptions considered by the Independent Accounting Firm.

Section 3.2.            Post-Closing Adjustment.

(a)           If the Net Working Capital is less than the Target Net Working Capital, the Initial Purchase Price shall be reduced on a dollar-for-dollar basis by the amount of such deficiency and, within three (3) calendar days following the final determination, pursuant to Section 3.1, of the Closing Balance Sheet, and based upon such final determination, the Seller shall pay to the Parent the amount of such deficiency.

(b)           If the Net Working Capital is more than the Target Net Working Capital, the Initial Purchase Price shall be increased on a dollar-for-dollar basis by the amount of such excess and the Parent shall, within three (3) calendar days following the final determination, pursuant to Section 3.1, of the Closing Balance Sheet, and based upon such final determination, pay to the Seller the amount of such excess.

(c)           Any payment to the Parent under this Section 3.2 shall be made by wire transfer of immediately available funds to such account as the Parent shall designate in writing to the Seller.  Any payment to the Seller under this Section 3.2 shall be made by wire transfer of immediately available funds to such account(s) as the Seller shall designate in writing to the Parent.

(d)           Any payments required to be made by the Seller or the Parent pursuant to this Article 3 shall (i) be made in USD after any necessary conversions in accordance with Section 2.5 from CAD or AUD to USD; and (ii) bear interest from the Closing Date up to but excluding the date of payment at the rate of interest publicly announced by the New York office of the LoC Issuer from time to time as its prime rate (with changes in such rate being effective on the date any such change is announced by the LoC Issuer).

Section 3.3.            Estimate of Net Working Capital.  Schedule 3.3 sets forth an estimate of the Net Working Capital as of December 31, 2006, it being agreed that the Net Working Capital as of December 31, 2006 is provided for illustrative purposes only and is not intended to be a binding expression of any Net Working Capital calculation required under this Agreement.

Article 4.

CLOSING

The closing (the “Closing”) for the consummation of the transactions contemplated by this Agreement shall take place at the offices of Reed Smith LLP at 599

Lexington Avenue, New York, New York 10022 and shall be effective as of 12:01 a.m. Eastern Standard Time on May 1, 2007 or at such other time and place as the Seller and the Buyer shall mutually agree in writing (such date, the “Closing Date”).

Article 5.

REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller hereby represents and warrants to the Buyer as follows:

Section 5.1.            Organization.  Each of the Seller and each Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite corporate or other equivalent power and authority to own its properties and assets and to conduct its business as now conducted.  Copies of the Certificates of Incorporation and By-laws (or other comparable documents) of each Company (collectively, the “Organizational Documents”) have been furnished or made available to the Buyer or its representatives, and such copies are accurate and complete.  A complete and accurate chart showing FCOI and all of its direct and indirect Subsidiaries is set forth in Schedule 5.1.

Section 5.2.            Qualification to Do Business.  Each Company and NewCo are duly qualified to do business and are in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified or in good standing would not be expected to have a Material Adverse Effect.  As used in this Agreement, any reference to any event, change or effect having a “Material Adverse Effect” means such event, change or effect that, individually or in the aggregate, is materially adverse to the business, assets, liabilities, condition (financial or other) or results of operations of the Companies, taken as a whole, except in each case for:  (a) the effects of changes that arise from or relate to (i) business or economic conditions generally or the business in which the Companies operate which do not disproportionately affect the Companies; or (ii) the financial, banking, currency or capital markets in general (either in the United States, Canada, Australia or any international market) which do not disproportionately affect the Companies; (b) any change in laws, CAD GAAP, rules, regulations, orders or other binding directives issued by a Governmental Entity or interpretations thereof which do not disproportionately affect the Companies; (c) any facts or circumstances relating to the Buyer; and (d) effects, facts or circumstances relating to the announcement of this Agreement (including the identity of the Buyer) or the performance by the parties of the transactions contemplated by the Transaction Documents.

Section 5.3.            Authority.

(a)           The Seller has all requisite corporate or other equivalent authority and power to execute and deliver the Transaction Documents and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of such Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all required corporate or other equivalent action on the part of the Seller and no other corporate proceedings on the part of the Seller is necessary to authorize such Transaction Documents or to consummate the transactions contemplated hereby and thereby.

Such Transaction Documents have been duly and validly executed and delivered by the Seller and, assuming such Transaction Documents have been duly authorized, executed and delivered by the Buyer, such Transaction Documents constitute valid and binding agreements of the Seller, enforceable against the Seller in accordance with their terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws, now or hereafter in effect, relating to or limiting creditors’ rights generally, and (ii) general principles of equity (regardless of whether a proceeding to enforce such an agreement is considered in a proceeding at law or in equity).

(b)           NewCo had all requisite corporate or other equivalent authority and power to execute and deliver the Real Property Documents to which NewCo is a party and to consummate the transactions contemplated thereby.  The execution and delivery of the Real Property Documents to which NewCo is a party and the consummation of the transactions contemplated thereby were duly and validly authorized by all required corporate or other equivalent action on the part of NewCo and no other corporate proceedings on the part of the NewCo were necessary to authorize such Real Property Documents or to consummate the transactions contemplated thereby.  The Real Property Documents to which NewCo is a party were duly and validly executed and delivered by NewCo and such Real Property Documents constitute valid and binding agreements of NewCo, enforceable against NewCo in accordance with their terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws, now or hereafter in effect, relating to or limiting creditors’ rights generally, and (ii) general principles of equity (regardless of whether a proceeding to enforce such an agreement is considered in a proceeding at law or in equity).  Oberthur Gaming Technologies Corp. holds net cash proceeds of $2,661,195 in cash in connection with the sale of the Subject Real Property to NewCo and has not transferred, distributed or otherwise disposed of such cash amount.

Section 5.4.            No Conflict or Violation.  Except as set forth in Schedule 5.4, the execution, delivery and performance by the Seller of the Transaction Documents and by NewCo and Oberthur Gaming Technologies Corp. of the Real Estate Documents to which they are a party, do not (i) conflict with or violate any provision of any Organizational Documents of the Seller, the Companies, or NewCo, as applicable (ii) violate any provision of law, or any order, judgment or decree of any court or other governmental or regulatory authority applicable to the Seller, any of the Companies or NewCo, (iii) violate, result in a breach of or constitute (with due notice or lapse of time or both) a default under any contract, lease, loan agreement, mortgage, security agreement, trust indenture or other agreement or instrument to which the Seller or any of the Companies is a party or is bound or to which any of its properties (whether owned or leased) or assets is subject, or (iv) result in the creation or imposition of any Lien upon any of the assets, properties or rights of the Seller or any of the Companies, except in the case of clauses (ii), (iii) or (iv), for such violations, breaches, defaults or Liens that would not be expected to have a Material Adverse Effect.

Section 5.5.            Consents and Approvals.  Schedule 5.5 sets forth a complete list of all consents, waivers, authorizations or approvals (each, a “Consent”) of, or filing with, any Governmental Entity, or of any other Person, that is required in connection with the execution, delivery and performance by the Seller of the Transaction Documents or by NewCo or Oberthur Gaming Technologies Corp. of the Real Estate Documents to which each is a party, other than Consents or filings the failure of which to obtain would not (i) materially impair the ability of the Buyer to conduct the operations of the Companies following the Closing in substantially the same manner as presently conducted or (ii) materially impair or delay the ability of the Seller to consummate the transactions contemplated hereby.

Section 5.6.            Capitalization of FCOI.

(a)           The authorized capital stock of FCOI consists of (i) an unlimited number of shares of Common Stock, no par value, of which 251 shares of Common Stock are outstanding and (ii) an unlimited number of shares of Preferred Stock, of which 9,838 shares of Preferred Stock are outstanding.  The Shares are the sole outstanding shares of capital stock of FCOI.  The Shares represent as of the date hereof and will represent as of the Closing Date, in the aggregate, 100% of the issued and outstanding shares of voting and non-voting capital stock of FCOI.

(b)           All of the Shares are duly authorized, validly issued, fully paid and non-assessable and free of any preemptive rights in respect thereto.  The Seller has, and will have at the Closing, valid title to all of the Shares, free and clear of any Liens (other than Permitted Liens), excepting only restrictions on the subsequent transfer of such shares under applicable law.  Except as provided on Schedule 5.6, there are no outstanding (i) securities convertible into or exchangeable for shares of FCOI (ii) options, warrants or other rights to purchase or subscribe for shares of FCOI or (iii) contracts, commitments, agreements, understandings or arrangements of any kind relating to the issuance of any shares of FCOI, any such convertible or exchangeable securities or any such options, warrants or rights, pursuant to which, in any of the foregoing cases, FCOI is subject or bound.  There are no voting trusts, stockholders’ agreements or other similar instruments restricting or relating to the rights of holders of Shares to vote, transfer or receive dividends with respect to the Shares.

Section 5.7.            Subsidiaries.  Schedule 5.7 lists each Subsidiary of FCOI and the authorized and outstanding capital stock of each such Subsidiary.  Except for the interests in the Subsidiaries, FCOI does not directly or indirectly own, or hold any rights to acquire, any capital stock or any other securities, interests or investments in any other Person.  All issued and outstanding shares of capital stock of each of the Subsidiaries are duly authorized, validly issued, fully paid and non-assessable, and are owned, directly or indirectly, by FCOI, free and clear of all Liens other than Permitted Liens.  Except as provided on Schedule 5.7, there are no outstanding (i) securities convertible into or exchangeable for the capital stock of the Subsidiaries, (ii) options, warrants or other rights to purchase or subscribe for capital stock of the Subsidiaries or (iii) contracts, commitments, agreements, understandings or arrangements of any kind relating to the issuance of any capital stock of the Subsidiaries, any such convertible or exchangeable securities or any such options, warrants or rights, pursuant to which, in any of the foregoing cases, any of the Subsidiaries is subject or bound.  The Subsidiaries have no ownership interest in any other Person which is not a Subsidiary.

Section 5.8.            Financial Statements.  Attached as Schedule 5.8 are (a) the audited (in accordance with CAD GAAP) consolidated balance sheets of the Companies for each of the fiscal years ended December 31, 2004, December 31, 2005 and December 31, 2006 (the “FCOI Balance Sheet”), and the related audited consolidated statements of income, retained earnings and cash flows of the Companies, together with all related notes and schedules thereto (collectively referred to herein as the “Consolidated Financial Statements”), (b) the audited (in accordance with CAD GAAP) balance sheet of the Canadian Subsidiary for each of the fiscal years ended December 31, 2004, December 31, 2005 and December 31, 2006, and the related audited statements of income, retained earnings and cash flows of the Canadian Subsidiary together with all related notes and schedules thereto (collectively referred to herein as the “Canadian Financial Statements”, and, together with the Consolidated Financial Statements, the “Financial Statements”).  The Financial Statements (x) were or will be prepared in accordance with the books of account and other financial records of FCOI and the Canadian Subsidiary, (y) present or will present fairly in all material respects the consolidated financial condition and results of operations of FCOI and the Canadian Subsidiary as of the dates thereof or for the periods covered thereby, and (z) have been or will be prepared in accordance with CAD GAAP (as indicated therein), applied on a basis consistent with the past practices of FCOI and the Canadian Subsidiary.

Section 5.9.            Absence of Certain Changes or Events.

(a)           Except as set forth in Schedule 5.9, since December 31, 2006, there has not been:

(i)                                     any Material Adverse Effect;

(ii)                                  any material loss, damage, destruction or other casualty to the material assets or properties of the Companies or NewCo (other than any for which insurance awards have been received or insurance claims are pending);

(iii)                               any change in any method of accounting or accounting practice of the Companies; or

(iv)                              through the date hereof, any loss of the employment, services or benefits of any significant employee of the Companies with the title of vice president or above.

(b)           Since December 31, 2006, except as set forth in Schedule 5.9 hereto, each of the Companies has not, and with respect solely to Section 5.9(b)(iii) NewCo has not,:

(i)                                     incurred any material obligation or liability (whether absolute, accrued, contingent or otherwise) except in the ordinary course of business, consistent with past practice;

(ii)                                  failed to discharge or satisfy any material Lien (other than Permitted Liens) or pay or satisfy any material obligation or liability (whether absolute, accrued, contingent or otherwise), other than liabilities or Liens being contested in good faith and for which adequate reserves have been provided, Liens for Taxes not yet due and payable, and Liens arising in the ordinary course of business that do not, individually or in the aggregate, interfere in any material respect with the use or operation of any of its material assets, properties or rights in the ordinary course of business, consistent with past practice;

(iii)                               mortgaged, pledged or subjected to any Lien, any of its material assets, properties or rights, except for Permitted Liens;

(iv)                              sold or transferred any of its material assets or canceled any material debts or claims or waived any material rights, except in the ordinary course of business, consistent with past practice;

(v)                                 defaulted on any material obligation;

(vi)                              sold or transferred (other than to another Company) any material patents, trademarks or copyrights or any material patent, trademark or copyright applications;

(vii)                           entered into any transaction material to its business, except in the ordinary course of business consistent with past practice;

(viii)                        laid off any significant number of its employees, except in the ordinary course of business consistent with past practice;

(ix)                                discontinued the offering of any material services or product of its business;

(x)                                   incurred any material liability for the payment of severance benefits, except in the ordinary course of business consistent with past practice;

(xi)                                declared, paid, or set aside for payment any dividend or other distribution in respect of shares of its capital stock, membership units or other securities, or redeemed, purchased or otherwise acquired, directly or indirectly, any shares of its capital stock, membership units or other securities, or agreed to do so; or

(xii)                             entered into any agreement or made any commitment to do any of the foregoing.

Section 5.10.          Tax Matters.  Except as set forth on Schedule 5.10:

(a)           Each Company has (i) filed (or there has been filed on its behalf) all income and other material Tax Returns required to be filed by it, and all such Tax Returns were true, correct and complete in all material respects and (ii) paid on a timely basis all Taxes shown to be due and payable on such Tax Returns.

(b)           Each Company has complied in all material respects with all applicable laws relating to the payment and withholding of Taxes and has, within the time and manner prescribed by law, paid over to the proper Governmental Entity in all material respects all amounts required to be withheld and paid over under all applicable laws.

(c)           There are no Liens for Taxes imposed on the assets of any Company except for Liens for Taxes not yet due and payable or Liens for Taxes being contested in good faith.

(d)           Except as set forth on Schedule 5.10(d), to the Knowledge of the Seller, no examination or audit or appeal of any Tax Return of any Company is currently in progress.  There is no dispute or claim concerning any liability for taxes required to be paid, collected or remitted by any Company that is claimed or raised by a taxing authority in writing.

(e)           None of the Companies has (i) waived any statute of limitations with respect to Taxes of such Company or agreed to extend the period for assessment or collection of any such Taxes which period has not expired, (ii) requested or received any extension of time within which to pay any Taxes or to file any Tax Return of such Company, which Tax Return has not yet been filed, or (iii) requested or received any extension of time within which to file any material elections relating to Taxes for which such Company is or may be liable.

(f)            To the Knowledge of the Seller, none of the Companies has any liability for Taxes of any Person under Treasury Regulation 1.1502-6 (or any similar provision of state or local income Tax law), as a transferee or successor or by contract.

(g)           None of the Companies are a party to or bound by any tax indemnity, tax sharing or tax allocation agreement.

(h)           Since January 1, 2002, to the Knowledge of the Seller, no claim has been made in writing by any Tax authority in a jurisdiction where any of the Companies has not filed a Tax Return that it is or may be subject to Tax by such jurisdiction.

(i)            No ruling with respect to Taxes has been requested by or on behalf of any of the Companies that could reasonably be expected to result in Taxes for a period beginning after the Closing Date.

(j)            Since January 1, 2004, no Company has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or part by Section 355 or Section 361 of the Code.

(k)           No Company is a party to any agreement, contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provision of state or local income Tax law).

(l)            No Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state or local income Tax law) executed on or prior to the Closing Date or (iii) inter-company transaction or excess loss account described in Treasury Regulations Section 1502 of the Code (or any corresponding or similar provision of state or local income Tax law).

(m)          Except as set forth in Schedule 5.10(m) hereto, to the Knowledge of the Seller, all income, sales (including goods and services, harmonized sales and provincial or territorial sales) and capital tax liabilities of each Company have been assessed by the relevant Governmental Entities in all material respects and notices of assessment have been issued in writing to each such entity by the relevant Governmental Entities for all taxation years ending prior to the Closing Date, except for the taxation year ending the day immediately preceding the Closing Date for which no notice of assessment has been issued.

(n)           To the Knowledge of the Seller, none of the Companies has acquired property from a non-arm’s length Person, within the meaning of the Income Tax Act (Canada), for consideration, the value of which is less than the fair market value of the property acquired in circumstances which would reasonably be expected to subject it to a liability under section 160 of the Income Tax Act (Canada).

(o)           Each Company carrying on business in Canada is duly registered under subdivision (d) of Division V of Part IX of the Excise Tax Act (Canada) with respect to the goods and services tax and harmonized sales tax and under Division I of Chapter VIII of Title I of the Quebec Sales Tax Act with respect to the Quebec sales tax, and the registration numbers of each of them are set forth on Schedule 5.10(o).

(p)           To the Knowledge of the Seller, Oberthur Gaming Technologies Corp. has a net operating loss carry forward, as of the date hereof, in an amount equal to at least $9,375,000.

Notwithstanding anything to the contrary contained in this Agreement, this Section 5.10 is the only Section in this Agreement in which representations and warranties relating or attributable to Taxes and/or Tax Returns are made by the Seller, including for purposes of any other Section in this Article 5.

Section 5.11.          Absence of Undisclosed Liabilities.  Except (i) for liabilities set forth in Schedule 5.11, (ii) for liabilities accrued or reserved against on the FCOI Balance Sheet, (iii) for liabilities incurred or accrued in the ordinary course of business consistent with past practice since December 31, 2006 or (iv) as would not result in an increase in the aggregate liabilities and obligations of the Companies, taken as a whole, of greater than CAD250,000, measured as of December 31, 2006 as reflected on the FCOI Balance Sheet, the Companies do not have any indebtedness or liability of a character required under CAD GAAP to be reflected on the face of a balance sheet, which is not shown or provided for on the FCOI Balance Sheet.

Section 5.12.          Real Property.

(a)           Schedule 5.12(a) contains a description of each parcel or subdivided lot of real property owned by each Company and by NewCo (together with all improvements thereon and personal property and fixtures therein and all other rights of such Company with respect thereto, the “Owned Real Property”) setting forth the address, legal description and owner of each parcel of Owned Real Property, including the properties reflected as being so owned on the Financial Statements.  Each Company that owns Owned Real Property has good, valid and insurable fee simple title to such Owned Real Property, free and clear of all Liens other than Permitted Liens.

(b)           Schedule 5.12(b) contains a true, correct and complete list of the real property leased, subleased or licensed to each Company (the “Leased Real Property” and, together with the Owned Real Property, the “Real Property”), the Contracts (collectively, the “Leases”) pursuant to which such property is leased, subleased or licensed to each Company, the expiration date of each Lease for the Leased Real Property and the current fixed monthly rent owing thereunder.  The rental set forth in each Lease of the Leased Real Property is the actual rental payable thereunder, and there are no separate agreements or understandings with respect to the same.  Seller has made available true, correct and complete copies of all material Leases and Third Party Leases to Buyer.  Except as set forth on Schedule 5.12(b), there are no material guarantees for the Companies or other Persons in favor of the Lessor under any Leases.

(c)           Schedule 5.12(c) contains a true and complete list of all leases, subleases or licenses in favor of third parties encumbering the Real Property (the “Third Party Leases”), including a description of the Company or NewCo that is the lessor, sublessor or licensor thereof, as applicable, and of each third-party lessee, sublessee or licensee thereunder, as applicable, the parcel leased, subleased or licensed thereunder and the current fixed monthly rent payable under the relevant lease, sublease or license agreement.  The rental set forth in each such lease, sublease or license is the actual rental payable thereunder, and there are no separate written agreements or understandings with respect to the same.  Except as described in Schedule 5.12(c), none of the Companies or NewCo is a party to any agreement permitting any other Person any rights to the use, occupancy or enjoyment of any of the Real Property pursuant to any lease, sublease or license, occupancy or other agreement, nor has any Company or NewCo assigned, pledged or encumbered its interest under any Lease, sublease or license listed in Schedules 5.12(b) and (c) to any third party.

(d)           Other than the Real Property, none of the Companies is the owner or lessee or licensee of, or subject to any agreement or option to own, license or lease any real property or any interest in any real property.

(e)           The Seller has made available to the Buyer, to the extent available, for each parcel of Real Property any and all title insurance policies, title reports, surveys, certificates of occupancy and audits, appraisals, Permits, evidence of Liens, title documents and other documents relating to or otherwise affecting the Real Property in the possession, custody or control of each Company or NewCo.  There are no contractual or legal restrictions that preclude or restrict in any material respect the ability to use the Real Property for the purposes for which it is currently being used.

(f)            With respect to each Lease for Leased Real Property and each Third Party Lease, except as otherwise set forth in Schedule 5.12(f), none of the Companies or NewCo has exercised or given any notice of exercise, nor has any lessor or landlord or tenant or licensee exercised or received any notice of exercise of, any presently exercisable option, right of first offer or right of first refusal contained in any such Lease or Third Party Lease, including, without limitation, any such option or right pertaining to purchase, expansion, renewal, extension or relocation (collectively, “Options”).  To the Knowledge of Seller, each of the Companies has the full right to exercise any Options contained in the Leases and licenses pertaining to the Leased Real Property on the terms and conditions contained therein and upon due exercise would be entitled to enjoy the full benefit of such Options with respect thereto, subject to the terms and conditions pertaining thereto.

(g)           Except as set forth in Schedule 5.12(g), all the Real Property is occupied by the Company in possession under a valid and current certificate of occupancy or similar permit and no Company occupies any Real Property in violation of such certificate of occupancy.

(h)           To Seller’s Knowledge, each Lease is in full force and effect and is valid, binding and enforceable in accordance with its respective terms, subject to insolvency and creditors’ rights laws.  To Seller’s Knowledge, neither any Company nor any other party to a Lease or a Third Party Lease has given to the other party written notice of any default under any Lease or Third Party Lease.  To Seller’s Knowledge, the Companies are not in default under any Lease or Third Party Lease and no other party to a Lease is in default thereunder.

(i)            To Seller’s Knowledge, the Companies have not received written notice of any violation of a Permitted Lien to which the Real Property is subject and, to the knowledge of the Companies, there are no material violations of Permitted Liens to which the Real Property is subject.  To Seller’s Knowledge, the Companies have not received written notice from any utility company or municipality of any fact or condition which could result in the discontinuation of presently available or otherwise necessary utilities or services for any of the Real Property.

(j)            To Seller’s Knowledge, the Companies have not received written notice of, pending or contemplated (i) rezoning, condemnation or other similar proceeding affecting the Real Property or (ii) any special assessment against the Real Property.

(k)           Except as set forth on Schedule 5.12(k), no consent, waiver, authorization or approval was required in connection with the execution and delivery or performance of the Deed or the Subject Lease.

Section 5.13.          Intellectual Property.

(a)           Schedule 5.13(a)(i) sets forth an accurate and complete list of all issued patents and pending patent applications, registered trademarks, pending applications for registration of marks, registered copyrights and copyright applications, and Internet domain names owned by any of the Companies in any jurisdiction worldwide (“Registered Intellectual Property”).  Schedule 5.13(a) lists (i) the record owner of each such item of Registered Intellectual Property, (ii) the jurisdictions in which each such item of Registered Intellectual Property has been issued or registered or in which any such application for issuance or registration has been filed, as applicable, and (iii) the registration or application date, as applicable, for each such item of Registered Intellectual Property.  All necessary registration, maintenance, renewal and other relevant filing fees in connection with any of the Registered Intellectual Property (or any Intellectual Property required to have been listed on Schedule

5.13(a)) have been timely paid, and all necessary documents, certificates and other relevant filings in connection with such Registered Intellectual Property have been timely filed with the relevant Governmental Entities and Internet domain name registrars in the United States or foreign jurisdictions, as the case may be, for the purpose of maintaining such Registered Intellectual Property and all issuances, registrations and applications therefor have been maintained, except where the Companies have, in their reasonable business judgment, decided to abandon such Registered Intellectual Property (or any Intellectual Property required to have been listed on Schedule 5.13(a)).  Schedule 5.13(a)(ii) sets forth a list of material trademarks owned by any of the Companies in any jurisdiction worldwide, and for which the Company owns no registrations or pending applications.

(b)           The Companies are the sole and exclusive owners of all right, title and interest in and to all of the Registered Intellectual Property listed or required to be listed on Schedule 5.13(a) free and clear of all Liens, other than Permitted Liens.  The Companies are the sole and exclusive owners of, or have valid rights (pursuant to written Intellectual Property licenses granted by a third Person to the Companies) to use, sell, license and otherwise commercially exploit, as the case may be, all other Intellectual Property used, sold, licensed and otherwise commercially exploited by the Companies in connection with the Business of the Companies as currently conducted, including the Scratch Cards business.  To the Knowledge of the Seller, the Registered Intellectual Property is valid and enforceable.

(c)           To the Knowledge of the Seller, the development, manufacturing, licensing, marketing, importation, offer for sale, sale or use of any products and services in connection with the business of the Companies as currently conducted, and the present business practices, methods and operations of the Companies, do not infringe, constitute an unauthorized use or misappropriation of, or violate any Intellectual Property or privacy or publicity right of any Person, nor does such use constitute a breach of any agreement, obligation, promise or commitment by which the Companies may be bound.  To the Knowledge of the Seller, the Intellectual Property owned by or licensed to the Companies (excluding the Marks) includes all of the material Intellectual Property necessary and sufficient to enable the Companies to conduct the Business of the Companies as currently conducted, including the Scratch Cards business.

(d)           To the Knowledge of the Seller, no Person is infringing, violating, or misappropriating any Intellectual Property owned or exclusively licensed by the Companies, none of the Companies is a party to any legal proceeding alleging such infringement, violation or misappropriation of Intellectual Property owned by the Companies and no such claims have been made in writing since January 1, 2004 by the Companies against any Person.  None of the Companies is a party to any interference, opposition, cancellation, reexamination or other contest, proceeding, action, suit, hearing, investigation, charge or claim with respect to any Intellectual Property owned by the Companies.

(e)           Except as set forth on Schedule 5.13(e), none of the Companies is the subject of any pending or, to the Knowledge of the Seller, threatened legal proceeding that (i) involves a claim of infringement, misappropriation, dilution or violation of any Intellectual Property or right of privacy or publicity by any Person against the Companies, or (ii) challenges the ownership, use, validity or enforceability of any Intellectual Property owned or exclusively licensed by the Companies.  Except as set forth on Schedule 5.13(e), none of the Companies has received written (including by electronic mail) notice of any such threatened claim since January 1, 2004.

(f)            No trade secrets or any other confidential information (including source code) of the Companies have been authorized by the Companies to be disclosed or, to the Seller’s Knowledge, have been actually disclosed by the Companies to any employee or any third Person other than pursuant to a written agreement restricting the disclosure and use of such trade secrets or any other confidential information by such employee or third Person.  The Companies have taken reasonable security measures to protect the confidentiality of all trade secrets and any other confidential information of the Companies (and any confidential information owned by a third Person to whom the Companies have a confidentiality obligation) that are material to the Business of the Companies.

(g)           Each employee, agent, consultant and contractor of the Companies who has contributed to or participated in the conception, creation or development of any Intellectual Property, products or services on behalf of the Companies, has executed a valid written assignment in favor of the respective Company or Companies (as applicable) as assignee, that has caused the conveyance to the Companies, of all right, title, and interest in and to all Intellectual Property, throughout the world, arising from such individual’s or entity’s work for the Companies.

(h)           Schedule 5.13(h) sets forth a complete list in all material respects of (i) all software developed by or for the Companies and exclusively owned by the Companies, and (ii) all software not exclusively owned by the Companies or any of its Subsidiaries and incorporated, embedded or bundled with any software listed in subclause (i) above (excluding such software licensed to the Companies under a shrink-wrap or click through agreement through commercial distributors or in consumer retail stores), specifying whether such software is of the type described in subclause (i) or subclause (ii) above and indicating any ownership interest of the Companies.  None of the Companies have incorporated any “open source,” “freeware,” “shareware” or other software having similar licensing or distribution models in any software developed, licensed, distributed or otherwise exploited by the Companies.  Except as set forth on Schedule 5.13(h), none of the Companies is a party to any source code escrow agreement or any other agreement (or a party to any agreement obligating the Companies to enter into a source code escrow agreement or other agreement) requiring the deposit of source code or related materials for any such software identified on Schedule 5.13(h).

(i)            Schedule 5.13(i) sets forth a complete list in all material respects of all licenses and agreements to which one or more of the Companies is a party granting rights with regard to any Intellectual Property owned by the Companies and any Intellectual Property owned by a third person used in connection with the Business of the Companies, other than customer contracts entered into in the ordinary course of business.  With respect to such licenses and agreements with regard to any Intellectual Property, (i) the Companies are not in breach or default with respect thereto, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification or acceleration thereunder and (ii) the Companies have not repudiated any provision thereof.  The Companies have no agreement to indemnify any individual or entity against any charge of infringement of any Intellectual Property, other than indemnification provisions normal and usual for the Companies’ industry contained in license agreements arising in the ordinary course of business.

(j)            The consummation of the transactions contemplated hereby will not, in and of itself, pursuant to any Contract to which the Companies are a party or by which any assets or properties of the Companies are bound, result in the loss or impairment of the Buyer’s right to own or use any Intellectual Property that is material to the Business of the Companies, including the Scratch Cards Business.

Section 5.14.          Licenses and Permits.  Schedule 5.14 sets forth a true and complete list of all material licenses, permits, authorizations and approvals issued or granted to the Companies by any Governmental Entity, including any material licenses, permits, authorizations and approvals issued or granted to NewCo in respect of the Subject Real Property (the “Licenses and Permits”), and all material pending applications therefor.  Each License and Permit is valid and in full force and effect, and is not subject to any pending or, to Seller’s Knowledge, threatened administrative or judicial proceeding to revoke, cancel, suspend or declare such License and Permit invalid in any material respect.  The Companies hold all licenses and permits that are material to the business of the Companies and, to the Seller’s Knowledge, the Companies are in compliance in all material respects with the terms and conditions of the Licenses and Permits.  Copies of the Licenses and Permits and all pending applications therefor have been made available to the Buyer.

Section 5.15.          Compliance with Law.  Except as set forth in Schedule 5.15, to Seller’s Knowledge, the operations of the businesses of each of the Companies is conducted and the assets of each of the Companies and Newco are maintained in accordance in all material respects with all applicable laws, regulations and orders of all Governmental Entities having jurisdiction over such entity and its assets, properties and operations.  Except as set forth in Schedule 5.15, none of the Companies has received written notice since December 31, 2006, of any material violation (or any investigation with respect thereto) of any such law, regulation or order, and none of the Companies is in default in any material respect with respect to any order, writ, judgment, award, injunction or decree of any Governmental Entity or arbitrator, material to the operations of its business.

Section 5.16.          Litigation.  Except as set forth in Schedule 5.16, there are no claims, actions, suits, proceedings or investigations (each, an “Action”) pending or, to the Knowledge of the Seller, threatened, before any Governmental Entity or Person brought by or against any of the Companies, involving or relating to the Companies, the assets, properties or rights of any of the Companies or the transactions contemplated by this Agreement, other than Actions which would not reasonably be expected to result in losses greater than CAD $75,000.

Section 5.17.          Contracts.

(a)           Schedule 5.17 sets forth a complete and correct list of all Contracts (as defined below) as of the date hereof.

(b)           Each Contract is valid, binding and enforceable against the Company which is a party thereto in accordance with its terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws, now or hereafter in effect, relating to or limiting creditors’ rights generally, (ii) any restrictions on enforceability of agreements with insurance companies or managing general agents arising out of legal challenges to contingent commissions, overrides, or other payments by such companies or agents to insurance brokers, and (iii) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity, and including any state-law limitations on enforceability of non-solicitation, non-compete and other restrictive covenants).  To the Seller’s Knowledge, each of the Contracts is in full force and effect.  Each of the Companies has performed in all material respects all obligations required to be performed by it to date under, and is not in material default, under any Contract to which it is a party and, to Seller’s Knowledge, no other party is in default in respect thereof, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default.  The Seller has delivered or otherwise made available to the Buyer or its representatives complete copies of all written Contracts.

(c)           A “Contract” means any material agreement, contract or commitment to which any Company is a party or by which it or any of its assets are bound constituting:

(i)                                     a mortgage, indenture, security agreement, guaranty, pledge or other agreement or instrument relating to the borrowing of money or extension of credit;

(ii)                                  an employment, severance, sales agent or consulting agreement;

(iii)                               a joint venture, partnership or limited liability company agreement;

(iv)                              a non-competition agreement purporting to restrict the business activities of the Companies or any other agreement or obligation which purports to limit in any material respect the manner in which, or the localities in which, the business of the Companies may be conducted;

(v)                                 an agreement requiring capital expenditures by the Companies in excess of $500,000;

(vi)                              an agreement with any of the suppliers or customers of the Company set forth in Schedule 5.23(a) or (b); or

(vii)                           an agreement limiting or restricting the ability of any of the Companies to make distributions in respect of its capital stock.

Section 5.18.          Employee Plans.

(a)           Schedule 5.18(a) sets forth each of the Company Plans, and separately designates each Canadian Plan and U.S. Plan.

(b)           Current and complete copies of all written Company Plans as amended to date and all booklets describing the Company Plans which have been provided to persons entitled to benefits under the Company Plans have been delivered or made available to the Buyer together with copies of all material documents relating to the Company Plans, including, as applicable:

(i)                                     all trust agreements, funding agreements, insurance contracts and policies, investment management agreements, subscription and participation agreements, benefit administration contracts, and any financial administration contracts;

(ii)                                  the most recent financial and accounting statements and reports for each Company Plan;

(iii)                               the most recent actuarial report (whether or not such actuarial reports were filed with a Governmental Entity) and any supplemental cost certificates filed with any Governmental Entity; and

(iv)                              all annual information returns or other returns filed with, and significant correspondence with, any Governmental Entity within the last three years.

(c)           To the Seller’s Knowledge, each Company Plan is, and has been, administered in compliance with the terms of such Company Plan and all applicable Laws (including, without limitation, all Canadian Laws, the Code and ERISA) and collective agreements, as applicable.  There is no investigation by a Governmental Entity or material claim (other than routine claims for payment of benefits) pending or, to the Knowledge of the Seller, threatened in writing involving any Company Plans, and no material facts exist which could reasonably be expected to give rise to any such investigation or claim (other than routine claims for payment of benefits).

(d)           Except as disclosed, the Companies have no formal plan and have made no promise or commitment, whether legally binding or not, to create any additional Company Plan or to improve or change the benefits provided under any Company Plan.

(e)           Except as disclosed, none of the Company Plans provide for benefit increases or the acceleration of, or an increase in funding obligations that are contingent upon or will be triggered by the entering into of this Agreement or the completion of the transactions contemplated herein.

(f)            To the Seller’s Knowledge, all employer and employee payments, contributions or premiums required to be remitted, paid to or in respect of each Company Plan have been paid or remitted in a timely fashion in accordance with its terms and all applicable Laws.

(g)           Except as disclosed on Schedule 5.18(g), none of the Company Plans provide benefits beyond retirement or other termination of service to employees or former employees or to the beneficiaries or dependants of such employees, except (a) for coverage mandated by Sections 601 through 608 of ERISA and Section 4980B(f) of the Code, (b)

retirement benefits under any Company Plan that is qualified under Section 401(a) of the Code or similar provision under Canadian law, and (c) deferred compensation that is accrued as a current liability on the applicable, books and records of the Companies.

(h)           With respect to each Canadian Plan:

(i)                                     No Canadian Plan constitutes a “multiemployer pension plan,” as defined in the SPPA.

(ii)                                  No event has occurred respecting any registered Canadian Plan which would entitle any Person (without the consent of the Companies) to wind-up or terminate any Canadian Plan, in whole or in part.  No Canadian pension plan has been partially or fully wound-up or terminated.

(iii)                               There are no entities other than the Companies participating in any Canadian Plan.

(iv)                              Where the assets of any Canadian Plan are invested in units of a unitized trust sponsored by the Companies, no entity other than the Companies or a person acting in relation to a Canadian Plan holds units of any such unitized trust and the unitized trust has been established, qualified, invested and administered in accordance with the terms of such unitized trust and all Canadian Laws.

(v)                                 Except as set forth on Schedule 5.18(h), each Canadian Plan is “solvent” and no Canadian Plan has incurred any “unfunded actuarial liability” within the meaning of the SPPA, as of December 31, 2006.

(i)            With respect to the U.S. Plans:

(i)                                     Except as disclosed, none of the U.S. Plans are subject to Title IV of ERISA or Section 302 of ERISA or Section 412 of the Code, and no U.S. Plan constitutes a “multiemployer pension plan,” as defined in Section 3(37) of ERISA.

(ii)                                  None of the Companies or any ERISA Affiliate has withdrawn at any time within the previous six years from any multiemployer plan or incurred any withdrawal liability which remains unsatisfied, and no events have occurred and no circumstances exist that could be reasonably be expected to result in any such liability to the Companies or any ERISA Affiliate.

(iii)                               No event has occurred and no condition exists that would subject the Companies by reason of its affiliation with any current or former member of its “controlled group” (within the meaning of Section 414 of the Code) to any (i) tax, penalty, fine, (ii) Lien

                                                (other than a Permitted Lien) or (iii) other liability imposed by ERISA, the Code or other applicable laws.

(iv)                              Each U.S. Plan intended to qualify under Section 401(a) of the Code has received a determination letter, or can rely on an opinion letter, from the Internal Revenue Service stating that it so qualifies and that its trust is exempt from taxation under Section 501(a) of the Code, and, to the Knowledge of the Seller’s, nothing has occurred since the date of such letter that could reasonably be expected to result in the loss of such qualification or exempt status.

(j)            With respect to Company Plans that are not Canadian Plans or U.S. Plans, to the Seller’s Knowledge (i) if they are intended to qualify for special tax treatment, such Company Plans meet all requirements for such treatment, and (ii) if they are intended to be funded and/or book-reserved, such Company Plan are fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions.

(k)           Schedule 5.18(k) sets forth a complete list of the employees of the Companies, together with their titles, service dates, current wages, salaries or hourly rate of pay, vacation entitlement, commissions and bonus (whether monetary or otherwise).  Except as disclosed in Schedule 5.18(k), no employee of the Companies is on layoff, short-term or long-term disability leave, parental leave, extended absence or receiving benefits pursuant to workers’ compensation legislation.

(l)            Except for the collective bargaining agreements listed in Schedule 5.18(l), no union has bargaining rights with respect to any employees of the Companies and none of the Companies is a party, either directly, voluntarily or by operation of law, to any collective bargaining agreement, letter of understanding, letter of intent or other written communication with any bargaining agent, union or association which may qualify as a union, which would apply to any employees of the Companies. There are no outstanding or, to the knowledge of the Seller, threatened unfair labour practices, complaints or applications relating to any union, including any proceedings which could result in certification of a union as bargaining agent for employees, and there have not been any such proceedings within the last three years.  To the knowledge of the Seller, there are no threatened or apparent union organizing activities involving any employees of the Companies.  None of the Companies has any problems relating to its employees that might materially affect the value of the Companies. The Companies are not in violation of any provision of any collective bargaining agreement listed in Schedule 5.18(l).

Section 5.19.          Transactions with Seller and Affiliates.  Except as set forth in Schedule 5.19, none of the Companies is a party to any agreements or arrangements with the Seller, any of the directors, officers, managers, members, partners or stockholders of the Seller or any Affiliate of the Seller (other than any Company) or immediate family member of any of the foregoing including, without limitation, agreements under which it:  (i) leases any real or personal property (either to or from such Person); (ii) licenses technology (either to or from such Person); (iii) is obligated to purchase any tangible or intangible asset from or sell such asset to such Person; (iv) purchases products or services from such Person;  (v) pays or receives commissions or other payments; or (vi) provides or receives any other material benefit.  Neither the Seller nor any of its Affiliates (other than any of the Companies) owns or has any rights in or to any of the assets, properties or rights used by any of the Companies in the ordinary course of their business except with respect to the rights of the Companies to use the following trade names and their derivatives: “OBERTHUR,” “FRANÇOIS-CHARLES OBERTHUR,” “FCO” and “FCOF,” which belong to Seller or its Affiliates (other than the Companies).

Section 5.20.          Environmental Matters.

(a)           Except as set forth on Schedule 5.20(a), the Companies are and have been in material compliance with all applicable Environmental Laws.

(b)           There is no Environmental Claim pending or, to the Seller’s Knowledge, threatened in writing against any Company.

(c)           There has been no release or threatened release by the Companies or migration of any Hazardous Substance at any Real Property which could reasonably be expected to give rise to any actual or alleged liability for personal injury, property damage, natural resource damage or environmental response action that could be material to the Companies.

(d)           To Seller’s Knowledge, the Companies have not sent or arranged for the transport of any Hazardous Substance to any site for which the Companies could reasonably be expected to be liable for undertaking or paying for environmental investigation or any other action to respond to the release or threatened release or migration of any Hazardous Substance under applicable Environmental Law.

(e)           The Companies have no material liability arising under applicable Environmental Laws or pursuant to any written agreement relating to any business or property previously or currently owned, leased or operated by the Companies.

(f)            The Companies have in full force and effect all insurance policies or other financial assurances required under Environmental Laws.

(g)           None of the Companies’ Real Property is contaminated with Hazardous Substances that could reasonably be expected to be subject to investigation, cleanup, remediation, monitoring, removal, abatement, replacement, or other associated costs or actions under applicable Environmental Law.

(h)           The Seller and the Companies have delivered to Buyer complete and accurate copies of all material reports, studies, investigations, analyses, notices and assessments in their possession, custody or control relating to the Companies current or former businesses or properties and related to Environmental Laws or Hazardous Substances.

Section 5.21.          No Brokers.  No broker, finder or similar intermediary has acted for or on behalf of, or is entitled to any broker’s, finder’s or similar fee or other commission from any of the Companies in connection with this Agreement or the transactions contemplated hereby.

Section 5.22.          Québec Regulation 45-106.  FCOI is a “private issuer” as defined in Section 2.4 of Regulation 45-106 respecting Prospectus and Registration Exemptions (Québec).

Section 5.23.   Suppliers and Customers.

(a)           Schedule 5.23(a) sets forth a list of the top twenty-five (25) suppliers of the Companies by dollar amount paid by the Companies (taken together) during each of (i) the twelve-month period ended December 31, 2006 and (ii) the three month period ended March 31, 2007, from whom any of the Companies has purchased goods and/or services.  As of the date hereof, to Seller’s Knowledge, no such supplier has expressed in writing to any of the Companies its intention to cancel or otherwise terminate or materially reduce or modify its relationship with any of the Companies.

(b)           Schedule 5.23(b) sets forth a list of the top twenty-five (25) customers of the Companies by revenue derived by the Companies (taken together) during each of (i) the twelve-month period ended December 31, 2006 and (ii) the three month period ended March 31, 2007, to whom any of the Companies has sold goods and/or services.  Except as set forth on Schedule 5.23(b), as of the date hereof, to Seller’s Knowledge, no such customer has expressed in writing to the Companies its intention (i) to cancel or otherwise terminate or materially reduce or modify its relationship with any of the Companies or (ii) to not exercise its option to extend or renew its agreement with any of the Companies.

Section 5.24.   Insurance.  Schedule 5.24 lists the material surety bonds, fidelity bonds as well as the insurance companies, policy numbers, aggregate coverage amount and type, and deductibles of all material policies of title, liability, fire, casualty, business interruption, workers’ compensation and other forms of insurance insuring each of the Companies and their assets, properties (including, in the case of Oberthur Gaming Technologies Corp., the Subject Real Property) and operations.  The Seller has made available to the Buyer a true and complete copy of all such bonds and policies.  Except as set forth in Schedule 5.24, all such policies and bonds are in full force and effect and none of the Companies is in material default under any provisions of any such bond or policy of insurance nor has any of the Companies received written notice of cancellation of or cancelled any such insurance without replacement thereof.  For all pending claims made under such bonds or policies prior to the date hereof, the Companies have timely complied with any applicable notice provisions, except where the failure to so comply would not materially adversely affect the operation of the business of the Companies as currently conducted.

Section 5.25.   Prohibited Payments and Actions.  To Seller’s Knowledge, no director, officer, shareholder or employee, agent or other person acting on behalf of the Companies:

(a)           has made or authorized the use of any assets of any of the Companies for any contributions, gifts, offers, payments, promises of payment, things of value, entertainment or other unlawful expenses to any official or employee of Canada or any foreign national state, or instrumentality thereof, to any candidate for public office, to any political party, or any officer or employee thereof;

(b)           has authorized or effected the establishment or maintenance of any unlawful or unrecorded fund of monies or other assets;

(c)           has authorized or effected the making of any false or fictitious entries in the books or records of the Companies;

(d)           has authorized or effected the making of any unlawful payment;

(e)           has paid, or offered, or agreed to pay any political contribution;

(f)            is an official or employee of a Canadian or foreign national state, or local government or any agency or instrumentality thereof; an official of a political party, or a candidate for political office; or

has been prosecuted, convicted of or pleaded guilty to a criminal offence or illegal activity including one involving fraud, corruption, or moral turpitude or is so far as he is aware not the subject of any government investigation for such offences, and that he is not now listed by any government agency as debarred, suspended, proposed for suspension or debarment, or otherwise ineligible for government programs.

Section 5.26.   No Other Warranties or Representations.  BUYER ACKNOWLEDGES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE 5, SELLER MAKES NO OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED.  BUYER IS NOT RELYING ON ANY REPRESENTATIONS AND WARRANTIES OF ANY KIND WHATSOEVER, EXPRESS OR IMPLIED, FROM SELLER, THE COMPANIES, OR THEIR RESPECTIVE AFFILIATES, AGENTS OR REPRESENTATIVES, AS TO ANY MATTERS CONCERNING THE SAME EXCEPT AS PROVIDED IN ARTICLE 5 AND ANY TRANSACTION DOCUMENTS AND THE SUBJECT LEASE.  NOTHING HEREIN CONTAINED IS INTENDED TO CREATE ANY THIRD PARTY BENEFICIARY RIGHTS.

Article 6.

REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer hereby represents and warrants to the Seller as follows:

Section 6.1.   Corporate Organization.  Each of the Parent and the Acquisition Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite corporate power and authority to own its properties and assets and to conduct its business as now conducted.  True and correct copies of the Certificate of Incorporation and By-laws (or other comparable documents) of the Parent and the Acquisition Subsidiary have been furnished to the Seller or its representatives, and such copies are accurate and complete.

Section 6.2.   Qualification to Do Business.  Each of the Parent and the Acquisition Subsidiary is duly qualified to do business as a foreign corporation and is in good standing in every jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified or in good standing would not have a material adverse effect on the ability of the Parent or the Acquisition Subsidiary to consummate the transactions contemplated hereby.

Section 6.3.   Authority.  Each of the Parent and the Acquisition Subsidiary has all requisite corporate power and authority to enter into the Transaction Documents and to consummate the transactions contemplated herby and thereby.  The execution and delivery of such Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all required corporate action on the part of each of the Parent and the Acquisition Subsidiary, and no other corporate proceedings on the part of each of the Parent and the Acquisition Subsidiary are necessary to authorize such Transaction Documents or to consummate the transactions contemplated hereby and thereby.  Such Transaction Documents have been duly and validly executed and delivered by each of the Parent and the Acquisition Subsidiary and, assuming such Transaction Documents have been duly authorized, executed and delivered by the Seller, such Transaction Documents constitute valid and binding agreements of each of the Parent and the Acquisition Subsidiary, enforceable against each in accordance with their terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws, now or hereafter in effect, relating to or limiting creditors’ rights generally, and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

Section 6.4.   No Conflict or Violation.  The execution, delivery and performance by each of the Parent and the Acquisition Subsidiary of the Transaction Documents do not (i) violate any provision of the Certificate of Incorporation or By-laws (or other comparable documents) of each of the Parent or the Acquisition Subsidiary as applicable, (ii) violate any provision of law, or any order, judgment or decree of any court or other Governmental Entity applicable to each, (iii) violate, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contract, lease, loan agreement, mortgage, security agreement, trust indenture or other agreement or instrument to which either the Parent or the Acquisition Subsidiary is a party or by which it is bound or to which any of its properties or assets is subject, except in the cases of clauses (ii) or (iii) for such violations, breaches or defaults that would not, individually or in the aggregate, have a material adverse affect on the ability of the Parent or the Acquisition Subsidiary to consummate the transaction contemplated hereby.

Section 6.5.   Consents and Approvals.  The execution, delivery and performance by the Buyer of the Transaction Documents do not require the Consent of, or filing with, any Governmental Entity, or of any other Person, except such Consents or filings, the failure of which to obtain or make, individually or in the aggregate would not have a material adverse effect on the ability of the Buyer to consummate the transactions contemplated hereby.

Section 6.6.   Financing.  The Buyer will have at the Closing sufficient immediately available funds, to pay in cash the Initial Purchase Price and to pay any other amounts payable pursuant to this Agreement and to effect the transactions contemplated by this Agreement.

Section 6.7.   No Brokers.  No broker, finder or similar intermediary has acted for or on behalf of, or is entitled to any broker’s, finder’s or similar fee or other commission from the Buyer in connection with this Agreement or the transactions contemplated hereby.

Section 6.8.   Investigation by the Buyer.  The Buyer is an informed and sophisticated participant in the transactions contemplated by this Agreement and has conducted its own independent review and analysis of the business, operations, technology, assets, liabilities, results of operations, financial condition and prospects of the Companies and acknowledges that the Seller has provided the Buyer with access to certain of the personnel, properties, assets, premises and records of the Companies for this purpose.  In entering into this Agreement, the Buyer has relied solely upon its own investigation and analysis, and the Buyer (i) acknowledges that neither the Seller nor any of its Affiliates, agents or representatives makes or has made any representation or warranty, either express or implied, as to the Companies, their business or operations, or the accuracy or completeness of any of the information provided or made available to the Buyer or its directors, officers, employees, Affiliates, agents or representatives, except as and only to the extent expressly set forth herein with respect to the representations and warranties contained in Article 5 of this Agreement and subject to the limitations and restrictions contained in this Agreement, and (ii) agrees, to the fullest extent permitted by law, that neither the Seller, nor its Affiliates, or their respective officers, directors, shareholders, employees, agents, representatives, successors or assigns shall have any liability or responsibility whatsoever to the Buyer or its directors, officers, employees, Affiliates, agents or representatives on any basis (including, without limitation, in contract or tort, under federal or state securities laws or otherwise) based upon any information provided or made available, or statements made, to the Buyer or its directors, officers, employees, Affiliates, agents or representatives (or any omissions therefrom), including, without limitation, in respect of the specific representations and warranties of the Companies set forth in Article 5 of this Agreement, except as and only to the extent expressly set forth in Article 9 and Article 10 herein with respect to such representations and warranties and subject to the limitations and restrictions contained in this Agreement.  As of the date hereof, the Buyer is not aware of any facts, events or circumstances that would cause any of the representations and warranties of the Companies set forth in Article 5 of this Agreement to be untrue or inaccurate in any respect.

Section 6.9.   Québec Regulation 45-106.  Buyer is an “accredited investor” as defined in paragraph (m) of Section 1.1 of the Regulation 45-106 Respecting Prospectus and Registration Exemptions (Québec), implementing the National Instrument 45-106 adopted by the Canadian Securities authorities.

Article 7.

COVENANTS OF THE SELLER

The Seller covenants as follows:

Section 7.1.   Resignation of Directors.  The Seller shall cause each of the directors of the Companies set forth on Schedule 7.1 to submit letters of resignation effective on or before the Closing.

Section 7.2.   Covenants Not To Compete and Non-Solicitation Covenants.

(a)           Seller agrees that from the Closing Date until the thirty-six (36) month anniversary of the Closing Date, it shall and shall cause its Affiliates to refrain from engaging, directly or indirectly, in any Competing Business.  For the avoidance of doubt, the sale by Seller or any of its Affiliates of any of their products (other than Instant Tickets) offered for sale, or contemplated to be offered for sale, as of the Closing Date, shall not be deemed to be engaging directly or indirectly in a Competing Business and shall not be deemed to be a breach of this Section 7.2(a).

(b)           Seller agrees that from the date hereof until the eighteen (18) month anniversary of the Closing Date, it shall not and shall cause its Affiliates not to, directly or indirectly, solicit, endeavor to entice away from any of the Companies, or otherwise interfere with the relationship of any of the Companies with any Person who is, or was within the  eighteen (18) month period prior to the Closing Date, a client, customer, vendor or supplier of any of the Companies, in each case, for purposes of providing to any such client, customer, vendor or supplier any services that would be competitive with a Competing Business.

(c)           The Seller acknowledges that the officers and other employees of the Companies are valuable to the operation of the business of the Companies.  Accordingly, the Seller agrees that from the date hereof until the twelve (12) month anniversary of the Closing Date, it shall not, and shall cause its Affiliates not to, directly or indirectly, hire or attempt to hire, solicit, induce, recruit or encourage any of the officers or other employees of any of the Companies to terminate their employment relationship with any of the Companies in order to work for any other Person; provided, that nothing in this Agreement shall prohibit (i) the Seller or any of its Affiliates from hiring Emmanuele Savare and Jean-Francois Durand; (ii) hiring or attempting to hire, solicit, induce or recruit any officer or employee that has been terminated by one of the Companies for cause or without cause; or (iii) hiring or attempting to hire any officer or employee with the prior written consent of the Buyer.

(d)           It is the intent of the parties to this Agreement that the provisions of this Section 7.2 shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought.  Notwithstanding the foregoing, if any particular provisions or portions of this Section 7.2 shall be adjudicated to be invalid or unenforceable, such provisions or portion thereof shall be deemed amended to the minimum extent necessary to render such provision or portion valid and enforceable, such amendment to apply only with respect to the operation of such provisions or portions in the particular jurisdiction in which such adjudication is made.  In addition, the Seller acknowledges and agrees that damages and remedies at law for any breach of this Section 7.2 will be inadequate and impractical, that such breach would cause the Buyer and its Affiliates (including the Companies) irreparable harm and that the Buyer and its Affiliates (including the Companies) shall be entitled to specific performance and other equitable remedies (including an injunction and tortuous interference claims) and such other relief as a court or tribunal specified in Section 14.2 may deem appropriate in addition to any other remedies that Buyer or its Affiliates (including the Companies) may have under applicable law or under the terms of this Agreement.

Section 7.3.   FCPA Disclosure Statement.  The Seller will complete, sign, and return to the Buyer along with this executed Agreement the FCPA Disclosure Statement attached to this Agreement as Exhibit C, and it will immediately provide the Buyer with any supplementary report required under Exhibit C.

Article 8.

COVENANTS OF THE BUYER

Section 8.1.   Employees and Employee Benefits.

(a)           Beginning on the Closing Date and ending no earlier than the first anniversary of the Closing Date, Buyer shall provide, or shall cause to be provided, to each employee of the Company immediately prior to the Closing Date with compensation and employee benefits that are substantially the same in the aggregate (excluding any equity-based compensation) to the compensation and employee benefits provided to such employees immediately prior to the Closing Date. Anything herein to the contrary notwithstanding, in the event that the employment of any employee shall be terminated by any Company prior to the first anniversary of the Closing Date for any reason, Buyer shall cause such Company to provide, at Buyer’s expense, each such employee with severance benefits at least equivalent to the severance benefits to which such employee would have been entitled under the Companies’ severance benefit practices on the date hereof, and set forth on Schedule 8.1(a). Buyer shall specifically assume any Company Plans for which specific assumption is required by applicable law.

(b)           As of the Closing Date, the Buyer shall cause the Companies to continue all Company Plans (other than Company Plans that are U.S. Plans) (the “Continued Plans”), and the benefits thereunder, until the first anniversary of the Closing Date in accordance with their terms and applicable law. Following the first anniversary of the Closing Date, Continued Plans may be amended or terminated as determined by the Buyer in its sole discretion. To the extent that any Company Employee become eligible to participate in any employee benefit plans, programs and agreements maintained by or contributed to by Buyer and its Subsidiaries, Buyer shall, or shall cause its Subsidiaries to cause each such plan, program or arrangement to treat the prior service with the Companies or any of their respective Subsidiaries of any Company Employee (to the same extent such service is recognized under analogous plans, programs or arrangements of the Companies or any of their respective Subsidiaries prior to the Closing Date) as service rendered to Buyer or any of its Subsidiaries, as the case may be, for all purposes; provided, however, that such crediting of service shall not (i) operate to duplicate any benefit or the funding of such benefit under any plan, (ii) require the crediting of past service for benefit accrual purpose under any defined benefit pension plan or similar arrangement or (iii) with respect to any newly adopted plan, program or arrangement, be credited if past service credit will not be provided to employees of Buyer or its Subsidiaries participating in such plan. Buyer shall also cause each employee benefit plan, program and agreement maintained by or contributed to by Buyer and its Subsidiaries to waive any preexisting condition or waiting period limitation which would otherwise be applicable to a Company Employee on or after the Closing Date (to the extent such limitation would not apply under the corresponding Company Plan). Notwithstanding the foregoing, any Buyer Plan that could replace a Canadian Plan in Quebec shall first be registered in Quebec and shall comply with the provisions of the SPPA.

Section 8.2.   Access After the Closing. The Buyer shall afford the Seller, and to the accountants, counsel and representatives of the Seller, reasonable access on and after the Closing Date to those portions of the properties, assets, books, Contracts, and files and records of the Companies that relate to activities prior to the Closing Date (as well as to the employees and auditors of the Companies with knowledge of the activities of the Companies prior to the Closing Date) so as to permit the Seller to comply with applicable financial reporting, tax and any other legal requirement; provided, however, that (i) the Seller and its representatives shall take such action as is deemed necessary in the reasonable judgment of the Buyer to schedule such access and visits in such a way as to avoid disrupting the normal business of the Buyer, (ii) the Buyer shall not be required to take any action that would constitute a waiver of the attorney-client or other privilege and (iii) the Buyer need not supply the Seller with any information that, in the reasonable judgment of the Buyer, the Buyer or the Companies are under a contractual, fiduciary or legal obligation not to supply.

Section 8.3.   Use of Intellectual Property.

(a)           Buyer acknowledges and agrees that it has no rights in and to any marks or names owned, used or licenses by Seller or any of its Affiliates (other than any Company) including the “OBERTHUR,” “FRANÇOIS-CHARLES OBERTHUR,” “FCO” and “FCOF” names and marks (the “Marks”) and, following the Closing Date, Buyer and the Companies shall not have any right, title or interest in and to, or right to use, the Marks or any marks or names confusingly similar thereto.

(b)           As soon as reasonably practicable after the Closing Date, but in no event later than sixty (60) days following the Closing Date, Buyer shall take whatever steps are necessary to change the name of each Company to a name that does not include any of the Marks or any term similar or related thereto, and to otherwise cease use of the Marks, and shall take all actions necessary and appropriate to de-register the name of each of the Companies with the appropriate Governmental Entities and to register each Company’s new name with such authorities and forward a copy of such filing to Seller forthwith following receipt.

(c)           As soon as reasonably practicable after the Closing Date but in no event later than sixty (60) days following the Closing Date, each Company shall take whatever steps are necessary to change any “doing business as” designations of “OBERTHUR,” “FRANÇOIS-CHARLES OBERTHUR,” “FCO” and “FCOF” to a designation that does not include “OBERTHUR,” “FRANÇOIS-CHARLES OBERTHUR,” “FCO” and “FCOF” or any of the other Marks with any term similar thereto, and to otherwise cease use of such name, and shall take all actions necessary and appropriate to cancel such “doing business as” designation with the appropriate Governmental Entities.

(d)           Buyer covenants that after the Closing Date and except as provided for in this Section 8.3, it will not, and will cause each Company to not, adopt, use or register or authorize others to adopt, use or register, any trade names, trademarks, service marks or Internet domain names consisting of or incorporating the Marks or any marks, names or Internet domain names confusingly similar thereto.

(e)           Notwithstanding anything in this Agreement to the contrary, the representations and warranties provided by Seller pursuant to Article 5 shall not apply to the Marks.

Section 8.4.   Guarantees. After the Closing, the Buyer shall use commercially reasonable efforts to diligently cooperate with the Seller to assume, reject or terminate as soon as practicable, but in any event no later than 90 days after Closing, guarantees of the Business (including any letters of credit, security interests, obligations and other similar undertakings) provided by Seller or Affiliates of the Seller; provided that in any event Seller or its respective Affiliates shall be permitted to terminate such guarantees (including any letters of credit, security interests, obligations and other similar undertakings) after the 90th day if the Buyer fails to assume, reject or terminate such guarantees (including any irrevocable letters of credit, security interests, obligations and other similar undertakings) within such 90-day period after the Closing. After the Closing, the Seller shall use commercially reasonable efforts to diligently assist the Buyer with its efforts to assume, reject or terminate guarantees of the Business (including any letters of credit, security interests, obligations and other similar undertakings) provided by Seller or Affiliates of the Seller.

Article 9.

TAXES

Section 9.1.   Tax Indemnification by Seller. Subject to the limitations set forth or referred to in this Article 9, Seller shall indemnify and hold harmless Buyer in respect of and against (without duplication):

(a)           all liabilities for Taxes imposed on the Companies with respect to Pre-Closing Periods, and with respect to any Straddle Period, the portion of such Straddle Period ending on the Closing Date and as determined in the manner provided in Section 9.3;

(b)           Losses relating to any breach of a representation or warranty set forth in Section 5.10; and

(c)           all reasonable and necessary out-of-pocket expenses for advisors of the Buyer resulting from a breach of any obligation of Seller set forth in this Article 9;

provided, however, that Seller shall not be responsible for and shall not indemnify Buyer for (i) all Transfer Taxes for which Buyer is liable pursuant to Section 9.5, (ii) an amount equal to the aggregate amount of Tax Reserves, (iii) any and all Taxes imposed on the Companies as a result of any election under Section 338 of the Code; (iv) any and all Taxes imposed on the Companies as a result of any action taken by Buyer after the Closing on the Closing Date that is not in the ordinary course of business or that result from a breach of any of Buyer’s obligations pursuant to this Agreement; and (v) any and all Taxes imposed on or required to be paid by any Person that are related or attributable to the Real Property Transfer (collectively, “Excluded Taxes”).

Section 9.2.   Tax Indemnification by Buyer. Buyer shall indemnify and hold harmless Seller in respect of and against (without duplication):

(a)           all Excluded Taxes;

(b)           all liabilities for Taxes imposed on the Companies with respect to any Post-Closing Period;

(c)           all liabilities for Taxes imposed on the Companies with respect to a Straddle Period, but only with respect to the portion of such Straddle Period beginning after the Closing Date, as determined in accordance with the principles set forth in Section 9.3; and

(d)           all Taxes and reasonable and necessary out-of-pocket expenses for advisors of the Seller resulting from a breach of any obligation of Buyer set forth in this Article 9.

Section 9.3.   Allocation of Certain Taxes.

(a)           Buyer and Seller agree that if any Company is permitted but not required under applicable Tax laws to treat the Closing Date as the last day of a taxable period, Buyer and Seller shall treat such day as the last day of a taxable period.

(b)           The portion of any Taxes for a Straddle Period allocable to the portion of such Straddle Period ending on the Closing Date shall be deemed to equal (i) in the case of Taxes that (x) are based upon or related to income or receipts or (y) imposed in connection with any sale or other transfer or assignment of property, other than Transfer Taxes described in Section 9.5, the amount which would be payable if the taxable year ended on (and included) the Closing Date, and (ii) in the case of Taxes not described in Section 9.3(b)(i) (including Taxes imposed on a periodic basis (such as real property Taxes)), the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of calendar days in the period ending on (and including) the Closing Date and the denominator of which is the number of calendar days in the entire period. For purposes of this Agreement, all transactions (including whether commercial or fiscal in nature) that occur on the Closing Date but after the Closing and that are not incurred in the ordinary course of business of a Company shall be considered to be attributable to the period that commences on the day following the Closing Date. For purposes of Section 9.3(b)(i), any exemption, deduction, credit or other item that is calculated on an annual basis shall be allocated pro rata per day between the period ending on the Closing Date and the period beginning the day after the Closing Date.

Section 9.4.   Preparation and Filing of Tax Returns. Buyer shall prepare and timely file or cause to be prepared and timely filed (at its own cost and expense) all Pre-Closing Period Tax Returns and Straddle Period Tax Returns of each Company. Buyer shall deliver or cause to be delivered drafts of each such Pre-Closing Period Tax Return and Straddle Period Tax Return to Seller for its review at least thirty (30) days prior to the Due Date of such Tax Return and, with respect to each Straddle Period Tax Return, shall notify Seller in writing of Buyer’s calculation of Seller’s share of the Taxes of each Company relating to such Straddle Period (determined in accordance with this Section 9.4); provided, however, that such draft of such Pre-Closing Period Tax Return and Straddle Period Tax Return and, with respect to each Straddle Period Tax Return, the calculation of Seller’s share of the Tax liability for such Straddle Period (determined in accordance with this Section 9.4), in each case, shall be subject to Seller’s review and approval. If Seller disputes any item on such Pre-Closing Period Tax Return or Straddle Period Tax Return and/or, with respect to any Straddle Period Tax Return, the calculation of Seller’s share of liability for such Straddle Period, it shall notify Buyer of such disputed item (or items) and the basis for its objection within fifteen (15) days of the receipt of such draft of such Tax Return and calculation. Buyer and Seller shall act in good faith to resolve any dispute as promptly as practicable. If Buyer and Seller cannot resolve any disputed item, the item in question shall be resolved in the same manner provided for resolving disputes in Section 3.1.

Section 9.5.   Transfer Taxes. Notwithstanding anything to the contrary contained in this Agreement, Buyer shall be responsible for the payment of all transfer, sales, use, stamp, conveyance, value added, recording, registration, documentary, filing and other similar Taxes and administrative fees (including, without limitation, notary fees) arising in connection with the consummation of the transactions contemplated by this Agreement (“Transfer Taxes”). Buyer shall be responsible for preparing and filing all Tax Returns required to be filed in connection with Transfer Taxes, and Seller shall cooperate with Buyer in connection with the preparation of any such Tax Return relating to Transfer Taxes.

Section 9.6.   Refunds. Buyer shall pay to Seller (a) all Tax refunds and credits of Taxes (including any interest in respect thereof) received by any of Buyer or its Affiliates or any Company after the Closing Date and attributable to Taxes paid by any Company with respect to any Pre-Closing Period except to the extent such refunds or credits are taken into account on the Closing Balance Sheet, and (b) the portion of all refunds of Taxes or credits of Taxes (including any interest in respect thereof) received by any of Buyer or its Affiliates or any Company after the Closing Date and attributable to Taxes paid by any Company with respect to any Straddle Period (such portion to be allocated in a manner consistent with the principles set forth in Section 9.3) except to the extent such refunds or credits are taken into account on the Closing Balance Sheet. Any such refunds or credits of Taxes required to be paid by Buyer to Seller pursuant to this Section 9.6 shall be paid within five Business Days of the receipt of such refunds or credits of Taxes by Buyer, its Affiliates or any Company. The Buyer shall and shall cause each Company to cooperate with the Seller in obtaining refunds and credits of the Companies relating to Pre-Closing Periods and Straddle Periods (including through amendment of Tax Returns).

Section 9.7.   Cooperation. Buyer and Seller and their respective Affiliates shall cooperate in the preparation of all Tax Returns of or relating to the Companies and the conduct of all Tax audits or other administrative or judicial proceedings relating to the determination of any Tax of any Company for any Tax period for which one party could reasonably require the assistance of the other party in obtaining any necessary information. Such cooperation shall include, but not be limited to, furnishing prior years’ Tax Returns of any Company or return preparation packages to the extent related solely to any Company illustrating previous reporting practices or containing historical information relevant to the preparation of Tax Returns of any Company, and furnishing such other information within such party’s possession requested by the party filing such Tax Returns of or relating to any Company as is relevant to their preparation. Such cooperation and information also shall include without limitation provision by any of the Companies to Seller of powers of attorney for the purpose of signing Tax Returns (or, if required under applicable Law, causing the Company to sign a Pre-Closing Period Tax Return) and defending audits and promptly forwarding copies of appropriate notices and forms or other communications received from or sent to any Taxing authority which relate to any Company, and providing copies of all relevant Tax Returns of any Company, together with accompanying schedules and related work papers, documents relating to rulings received by any Company or other determinations by any Taxing authority with respect to any Company and records concerning the ownership and Tax basis of property of any Company, which the requested party may possess. Buyer and Seller and their respective Affiliates shall make their respective employees and facilities available on a mutually convenient basis to explain any documents or information provided hereunder.

Section 9.8.   Tax Audits. Buyer shall deliver a written notice to Seller in writing promptly following any demand, claim, or notice of commencement of a claim, proposed adjustment, assessment, examination or other administrative or court proceeding with respect to Taxes of any Company for which Seller may be liable pursuant to this Article 9 (“Tax Contest”) and shall describe in reasonable detail (to the extent known by Buyer or such Company) the facts constituting the basis for such Tax Contest, the nature of the relief sought, and the amount of the claimed Losses, if any (the “Tax Claim Notice”), provided, however, that no delay or failure on the part of Buyer to notify Seller pursuant to this Section 9.8 shall relieve Seller of any liability or obligations under Article 9 except to the extent that Seller is prejudiced as a consequence of such failure.

(a)           With respect to Tax Contests for Taxes of any Company for a Pre-Closing Period, Seller may elect to assume and control the defense of such Tax Contest by written notice to Buyer within sixty (60) days after delivery by Buyer to Seller of the Tax Claim Notice. If Seller elects to assume and control the defense of such Tax Contest, it (i) shall bear its own costs and expenses, (ii) shall be entitled to engage its own counsel and (iii) may (x) pursue or forego any and all administrative appeals, proceedings, hearings and conferences with any Taxing authority, (y) either pay the Tax claimed or sue for refund where applicable Law permits such refund suit or (z) contest, settle or compromise the Tax Contest in any permissible manner, and Buyer shall (and shall cause its Affiliates including the applicable Company) to cooperate with Seller in pursuing such Tax Contest (including by providing appropriate powers of attorney). If Seller elects to assume the defense of any Tax Contest, (i) Seller shall keep Buyer reasonably informed of all material developments and events relating to such Tax Contest and (ii) at its own cost and expense, Buyer shall have the right to participate in (but not control) the defense of such Tax Contest.

(b)           In connection with any Tax Contest that relates to Taxes of any Company for a Pre-Closing Period that Seller does not elect to control pursuant to Section 9.8(a), such Tax Contest shall be controlled by Buyer and Seller agrees to cooperate with Buyer in pursing such Tax Contest, provided, however, that none of Buyer or its Affiliates (including such Company) shall enter into any settlement or compromise with respect to any such Tax Contest that relates to Taxes of any Company for a Pre-Closing Period without the prior written consent of Seller, which consent shall not be unreasonably withheld or delayed. In connection with any Tax Contest that is described in this Section 9.8(b) and controlled by Buyer, Seller shall be entitled to participate in such Tax Contest and Buyer shall keep Seller reasonably informed of all material developments and events relating to such Tax Contest and shall provide Seller with copies of all correspondence, documents and notes of meetings and telephone calls relevant to the Tax Contest (to the extent Seller elects not to participate in such meetings and telephone calls) and, at its own cost and expense, Seller shall have the right to participate in (but not control) the defense of such Tax Contest.

(c)           Buyer and Seller shall jointly control (at each party’s own cost and expense) all Tax Contests relating to Straddle Periods of the Companies. The parties agree to cooperate with each other in pursuing any such Tax Contest and neither Buyer nor Seller shall (or shall permit any of their Affiliates including the Companies) to settle a Tax Contest relating to a Straddle Period of any Company without the other Party’s prior written consent, which consent shall not be unreasonably withheld or delayed.

Section 9.9.   Exclusivity; Conflicts. Notwithstanding anything to the contrary contained in this Agreement, (i) this Article 9 shall be the exclusive means by which a Party to this Agreement may seek indemnification relating or attributable to Taxes or Tax Returns, (ii) claims for indemnification pursuant to Section 9.1 and Section 9.2 may be made by a party at any time prior to the 30th day after the expiration of the statute of limitations (including any extension thereto) applicable to the Tax matter to which the claim relates and (iii) to the extent there is any inconsistency between the terms of this Article 9 and any other provision of this Agreement, the provisions of this Article 9 shall govern and control; provided, however, that Sections 10.2(b)(iii) and (v), 10.4(b), 10.5 and 10.6, (or the principles of such Sections and any limitations contained therein) shall apply to this Article 9. No claim related or attributable to Taxes or Tax Returns may be asserted after the expiration of the applicable survival period.

Section 9.10.   Treatment of Indemnification Payments. Any indemnification payments made to an Indemnitee pursuant to this Agreement shall be treated as an adjustment to the Final Purchase Price for Tax purposes.

Section 9.11.   No Amendment. Neither Buyer nor any of its Affiliates (including any Company) shall amend or cause to be amended any Tax Return of any Company relating to a Pre-Closing Period or Straddle Period without the consent of Seller.

Section 9.12.   Certain Limitations. Notwithstanding anything to the contrary contained in this Agreement, Seller shall not be required to indemnify or hold harmless Buyer and its Affiliates (including after the Closing, the Companies) in respect of or against any and all Losses resulting from, relating or attributable to (i) Taxes or Tax Returns other than as set forth in (subject to the proviso set forth in Section 9.1) Sections 9.1(a), 9.1(b) (solely to the extent of Taxes of the Companies for Pre-Closing Periods and the portion of any Straddle Periods ending on the Closing Date (determined in accordance with Section 9.3)) and 9.1(c); and (ii) any Tax attribute of any Company, including but not limited to any net operating loss carryover or credit carryover, any capital loss or Tax attribute which may be affected in any way by the acquisition of control under applicable law, or the determination that any such Tax attribute is subject to any limitation on its use under applicable Law.

Section 9.13.   Limitation on Actions. Neither Buyer nor any of its Affiliates (including after the Closing, the Companies) shall take any action after the Closing (other than any action after the Closing on the Closing Date that is in the ordinary course of business) relating or attributable to a Pre-Closing Period or Straddle Period of the Companies that could result in any increased Tax liability (or a reduction in a Tax refund or credit) in respect of a Pre-Closing Period of any Company or the portion of a Straddle Period of any Company ending on the Closing Date (determined in accordance with the principles of Section 9.3).

Section 9.14.   Tax Benefits. Notwithstanding anything to the contrary contained in this Agreement, all indemnification payments otherwise required to be made by the Seller to the Buyer (or any Buyer Indemnitee) pursuant to this Agreement shall be reduced by the amount of any Tax Benefits related or attributable to the Loss that gave rise to such indemnity payment. For purposes of this Agreement, “Tax Benefits” shall mean the sum of any increased deductions, losses or credits allowable or decreases in income, gains or recapture of credits allowable, multiplied by the combined highest marginal federal, state, provincial and local Tax rate in the applicable jurisdiction.

Article 10.

INDEMNIFICATION

Section 10.1.   Survival. Subject to Section 9.9, each of the representations and warranties set forth in this Agreement shall survive the Closing for a period terminating eighteen (18) months after the Closing Date; provided, however, that (i) the representations and warranties of the Seller set forth in Section 5.6 (Capitalization of FCOI), and the related rights of the Buyer Indemnitees to indemnity with respect to any breach thereof in accordance with the applicable Sections hereof, shall survive for a period terminating sixty (60) months after the Closing Date, (ii) the representations and warranties of the Seller set forth in Section 5.18 (Employee Plans) and the related rights of the Buyer Indemnitees to indemnity with respect to any breach thereof in accordance with the applicable Sections hereof, shall survive for a period terminating thirty-six (36) months after the Closing Date and (iii) the representations and warranties of the Seller set forth in Section 5.20 (Environmental Matters) and the related rights of the Buyer Indemnitees to indemnity with respect to any breach thereof in accordance with the applicable Sections hereof, shall survive for a period terminating twenty-four (24) months after the Closing Date. After the survival periods set forth in the previous sentence, the representations and warranties shall terminate and have no further force or effect. No claim or action arising out of or related to a breach of a representation or warranty under this Agreement (whether such claim or action would be pursuant to such section or under any other theory of liability) shall be asserted by any Indemnitee after such survival period, unless notice of such claim or action is given to the Indemnitor in accordance with Section 10.4 prior to the end of such survival period.

Section 10.2.   Indemnification by the Seller.

(a)           Notwithstanding the Closing, the Seller shall indemnify and agree to save and hold the Buyer, its directors, officers, and employees (the “Buyer Indemnitees”), harmless against any Losses incurred by any Buyer Indemnitee after the Closing, to the extent such Losses arise out of or result from any one or more of the following:

(i)                                     a breach of any representation or warranty of the Seller contained in Article 5 of this Agreement;

(ii)                                  a breach of any of the covenants or agreements of the Seller contained in this Agreement; or

(iii)                               the Seller’s failure to pay in full (including any fees and expenses relating to such Loss) the Debt Repayment Amounts shown on Schedule 10.2(a)(iii); provided, however, to the extent that any such Losses are reflected in the post-closing adjustment pursuant to Section 3.2 of this Agreement, the Buyer shall not be entitled to indemnification for such Losses pursuant to this Section 10.2(a)(iii).

(b)           Notwithstanding anything in this Section 10.2 to the contrary:

(i)                                     the Seller shall not have any liability with respect to matters covered by Section 10.2(a)(i) or (ii) (whether such liability would be pursuant to such section or under any other theory of liability) unless the aggregate of all Losses relating thereto for which the Seller would, but for this Section 10.2(b)(i), be liable exceeds on a cumulative basis an amount equal to USD $500,000 (subject to Section 10.2(b)(ii)) (at which point, subject to the other limitations herein, the Seller will be liable to the Buyer Indemnitees for all such Losses from the first dollar of Losses); and

(ii)                                  the Seller shall not have any liability with respect to matters covered by Section 10.2(a)(i) or (ii) (whether such liability would be pursuant to such section or under any other theory of liability) for any individual items where the Loss relating thereto is less than USD $50,000 and such items shall not be aggregated for purposes of clause (i) of this Section 10.2(b);

(iii)                               the Seller shall not have any liability with respect to matters covered by Section 10.2(a)(i) or (ii) and/or Section 9.1 (whether such liability would be pursuant to such section or under any other theory of liability) for any breach of a representation or warranty if the Buyer otherwise is aware of such breach prior to the Closing; and

(iv)                              the maximum amount for which the Seller shall be liable with respect to matters covered by Section 10.2(a)(i) or (ii) whether such liability would be pursuant to such section or under any other theory of liability shall not exceed in the aggregate USD $10,000,000 (the “Maximum Seller Indemnification Amount”);

(v)                                 the maximum amount for which the Seller shall be liable with respect to matters covered by Section 9.1 shall not exceed the Final Purchase Price reduced by the Maximum Seller Indemnification Amount; and

(vi)                              the maximum amount for which the Seller shall be liable with respect to matters covered by Section 10.2(a)(iii) shall not exceed $20,000,000.

(c)           Notwithstanding anything in this Agreement to the contrary, for purposes of Section 10.2, in determining the amount of any Losses, no effect shall be given to any qualification as to materiality or Material Adverse Effect.

Section 10.3.          Indemnification by the Buyer.

(a)           Notwithstanding the Closing, the Buyer shall indemnify and agree to save and hold the Seller, its directors, officers and employees (the “Seller Indemnitees”) harmless against any Losses incurred by any Seller Indemnitee after the Closing, to the extent such Losses arise out of or result from any one or more of the following:

(i)                                     a breach of any representation or warranty of the Buyer contained in Article 6 of this Agreement;

(ii)                                  a breach of any covenant or agreement of the Buyer contained in this Agreement; or

(iii)                               guarantee obligations of the Seller or its Affiliates (including any letters of credit) under any of the agreements listed in Schedule 10.3(a)(iii).

(b)           Notwithstanding anything in this Section 10.3 to the contrary:

(i)                                     the Buyer shall not have any liability with respect to matters covered by Section 10.3(a)(i) or (ii) unless the aggregate of all Losses relating thereto for which the Buyer would, but for this Section 10.3(b)(i), be liable exceeds on a cumulative basis an amount equal to USD $500,000 (subject to Section 10.3(b)(ii) and (iii)) (at which point, subject to the other limitations herein, the Buyer will be liable to the Seller Indemnitees for all such Losses from the first dollar of Losses);

(ii)                                  the maximum amount for which the Buyer shall be liable with respect to matters covered by Section 10.3(a)(i) or (ii) shall not exceed in the aggregate USD $10,000,000; and

(iii)                               the maximum amount for which the Buyer shall be liable with respect to the agreements and matters covered by Section 10.3(a)(iii) shall not exceed the Initial Purchase Price;

(c)           Notwithstanding anything in this Agreement to the contrary, for purposes of Section 10.3, in determining the amount of any Losses, no effect shall be given to any qualification as to materiality or Material Adverse Effect.

Section 10.4.          Procedures for Indemnification.

(a)           If a party entitled to indemnification under this Article 10 (an “Indemnitee”) asserts that a party obligated to indemnify it under this Article 10 (an “Indemnitor”) has become obligated to such Indemnitee pursuant to Section 10.2 or 10.3, or if any suit, action, investigation, claim or proceeding is begun, made or instituted as a result of which the Indemnitor may become obligated to an Indemnitee under Section 10.2 or 10.3, such Indemnitee shall give prompt written notice thereof to the Indemnitor; provided, however, that the failure of the Indemnitee to give notice to the Indemnitor shall not release the Indemnitor of its indemnification obligations hereunder, except to the extent the Indemnitor shall have been prejudiced by such failure.  The Indemnitor shall have the right, but not the obligation, to defend, contest or otherwise protect the Indemnitee against any such suit, action, investigation, claim or proceeding at its sole cost and expense.  If the Indemnitor so elects to defend, contest or otherwise protect the Indemnitee, the Indemnitee shall (i) make available to the Indemnitor all relevant books and records in its possession and (ii) cooperate and assist the Indemnitor to the extent reasonably possible.  The Indemnitee shall have the right, but not the obligation, to participate at its own expense in the defense thereof by counsel of the Indemnitee’s choice.  If the Indemnitor fails to defend, contest or otherwise protect against such suit, action, investigation, claim or proceeding, the Indemnitee shall have the right to do so, including, without limitation, the right to make any compromise or settlement thereof, and the Indemnitee shall be entitled to recover the entire cost thereof from the Indemnitor, including, without limitation, reasonable attorneys’ fees, disbursements and amounts paid as the result of such suit, action, investigation, claim or proceeding.

(b)           Recoupment Under the Letter of Credit.  From and after the Closing Date (but subject to Article 10), a Buyer Indemnitee shall first be required to seek recovery with respect to any Loss pursuant to Article 9 and this Article 10 from the Letter of Credit in accordance with the terms of Section 2.3.

Section 10.5.          Exclusive Remedy.  Notwithstanding any provision of this Agreement to the contrary, (a) absent fraud or intentional misrepresentation on the part of any party or a claim for injunctive relief, indemnification claims brought in accordance with and subject to either Article 9 or this Article 10, as the case may be, shall be the exclusive remedy of any Indemnitee after the Closing with respect to, arising out of or resulting from the subject matter of this Agreement and (b) except as provided in Section 9.9, this Article 10 shall not apply to Taxes or Tax Returns or any matter governed by Article 9.

Section 10.6.          Mitigation.  Each Indemnitee shall make commercially reasonable efforts to mitigate any claim or liability that such Indemnitee asserts under Article 9 and this Article 10.  In the event that an Indemnitee shall fail to make such commercially reasonable efforts to mitigate any claim or liability, then notwithstanding anything else to the contrary contained herein, the Indemnitor shall not be required to indemnify such Indemnitee for that portion of any Loss that could reasonably be expected to have been avoided if such Indemnitee had made such efforts.

Section 10.7.          Limitation on Losses.  Notwithstanding anything in this Agreement to the contrary, the amount of any Losses shall be reduced to the extent of any insurance payments received by an Indemnitee for such Losses; provided, however, that nothing in this Section 10.7 shall provide a basis for any Indemnitor to delay making any payments otherwise required to be made by it hereunder.  Each Indemnitee shall use its best efforts to file and pursue any insurance payments which may be owing in order to mitigate such Losses.

Article 11.

CONDITIONS PRECEDENT TO PERFORMANCE BY THE SELLER

The obligations of the Seller to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing Date, of the following conditions, any one or more of which may be waived by the Seller in its sole discretion:

Section 11.1.          Representations and Warranties of the Buyer.  The representations and warranties made by the Buyer in this Agreement shall be true and correct as of the date here of, and, except to the extent such representations and warranties refer to a specific date, as of the Closing Date as though made by the Buyer on and as of the Closing Date, except where the failure of such representations and warranties to be so true and correct would not constitute a material adverse effect on the Buyer’s ability to consummate the transactions contemplated hereby.  The Seller shall have received a certificate to that effect dated the Closing Date and signed by an executive officer of the Buyer.

Section 11.2.          Performance of the Obligations of the Buyer.  The Buyer shall have performed in all material respects all obligations required under this Agreement to be performed by it on or before the Closing Date, and the Seller shall have received a certificate to that effect dated the Closing Date and signed by an executive officer of the Buyer.

Section 11.3.          No Violation of Orders.  No preliminary or permanent injunction or other order issued by any court or other governmental or regulatory authority, domestic or foreign, nor any statute, rule, regulation, decree or executive order promulgated or enacted by any Governmental Entity that declares this Agreement invalid or unenforceable in any respect or which prevents the consummation of the transactions contemplated hereby shall be in effect; and no action or proceeding before any court or regulatory authority, domestic or foreign, shall have been instituted or threatened by any Governmental Entity or by any other Person, which seeks to prevent the consummation of the transactions contemplated by this Agreement or which challenges the validity or enforceability of this Agreement, and which in any such case has a reasonable likelihood of success in the opinion of counsel to the Seller.

Section 11.4.          Letter of Credit.  The LoC Issuer shall have executed and delivered the Letter of Credit to the Seller.

Section 11.5.          OEM Agreement.  The Seller and OCS each shall have executed and delivered an OEM agreement substantially in the form attached hereto as Exhibit D.

Section 11.6.          Real Estate Lease.  Immediately prior to the Closing, Oberthur Gaming Technologies Corp. and NewCo each shall have executed and delivered a lease agreement in respect of the Subject Real Property substantially in the form attached hereto as Exhibit A.

Section 11.7.          Tax Escrow Agreement.  The Seller, the Buyer and the Tax Escrow Agent each shall have executed and delivered a tax escrow agreement substantially in the form attached hereto as Exhibit B.

Article 12.

CONDITIONS PRECEDENT TO PERFORMANCE BY THE BUYER

The obligations of the Buyer to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing Date, of the following conditions, any one or more of which may be waived by the Buyer in its sole discretion:

Section 12.1.          Representations and Warranties of the Seller.  Each of the representations and warranties made by the Seller in Section 5.6 (Capitalization of FCOI) shall be true and correct in all respects, as of the date hereof, and, except to the extent such representations and warranties refer to a specific date, as of the Closing Date.   Each of the other representations and warranties made by the Seller in this Agreement shall be true and correct as of the date hereof, and, except to the extent such representations and warranties refer to a specific date, as of the Closing Date, except where the failure of such representations and warranties to be so true and correct would not constitute a Material Adverse Effect.  The Buyer shall have received a certificate to that effect dated the Closing Date and signed by an executive officer of the Seller.

Section 12.2.          Performance of the Obligations of the Seller.  The Seller shall have performed in all material respects all obligations required under this Agreement to be performed by it on or before the Closing Date, and the Buyer shall have received a certificate to that effect dated the Closing Date and signed by an executive officer of the Seller.

Section 12.3.          No Violation of Orders.  No preliminary or permanent injunction or other order issued by any court or governmental or regulatory authority, domestic or foreign, nor any statute, rule, regulation, decree or executive order promulgated or enacted by any Governmental Entity, which declares this Agreement invalid in any respect or prevents the consummation of the transactions contemplated hereby shall be in effect; and no action or proceeding before any court or governmental or regulatory authority, domestic or foreign, shall have been instituted or threatened by any Governmental Entity or by any other Person which seeks to prevent the consummation of the transactions contemplated by this Agreement or which challenges the validity or enforceability of this Agreement, and which in either such case has a reasonable likelihood of success in the opinion of counsel to the Buyer.

Section 12.4.          Letter of Credit.  The Seller and the LoC Issuer shall have executed and delivered the Letter of Credit to the Buyer.

Section 12.5.          OEM Agreement.  The Seller and OCS each shall have executed and delivered an OEM agreement substantially in the form attached hereto as Exhibit D.

Section 12.6.          Real Estate Lease.  Oberthur Gaming Technologies Corp. and NewCo each shall have executed and delivered the Subject Lease.

Section 12.7.          Tax Escrow Agreement.  The Seller, the Buyer and the Tax Escrow Agent each shall have executed and delivered a tax escrow agreement substantially in the form attached hereto as Exhibit B.

Section 12.8.          FCPA Disclosure Statement.  The Buyer shall have received an executed FCPA Disclosure Statement in the form attached to this Agreement as Exhibit C.

Section 12.9.  Other Closing Documents.  The Buyer shall have received such other certificates, instruments and documents in confirmation of the representations and warranties of the Seller or in furtherance of the transactions contemplated by this Agreement as the Buyer or its counsel may reasonably request.

Article 13.

TERMINATION

Section 13.1.          Conditions of Termination.  Notwithstanding anything to the contrary contained herein, this Agreement may be terminated at any time before the Closing:

(a)           By mutual written consent of the Seller and the Buyer;

(b)           By the Buyer, if Seller has breached any representation, warranty, covenant or agreement contained in this Agreement and has not cured such breach within ten Business Days after written notice to the Seller (provided, that the Buyer is not then in material breach of the terms of this Agreement, and provided further, that no cure period shall be required for a breach which by its nature cannot be cured) such that the conditions set forth in Section 12.1 or Section 12.2 hereof, as the case may be, will not be satisfied;

(c)           By the Seller, if the Buyer has breached any representation, warranty, covenant or agreement contained in this Agreement and has not cured such breach within ten Business Days after written notice to the Buyer (provided, that the Seller is not then in material breach of the terms of this Agreement, and provided further, that no cure period shall be required for a breach which by its nature cannot be cured) such that the conditions set forth in Section 11.1 or Section 11.2 hereof, as the case may be, will not be satisfied;

(d)           By the Seller or the Buyer if:  (i) there shall be a final, non-appealable order of a federal or state court in effect preventing consummation of the transactions contemplated hereby; or (ii) there shall be any final action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the transactions contemplated hereby by any Governmental Entity which would make consummation of the transactions contemplated hereby illegal; or

(e)           By the Seller or the Buyer if the Closing shall not have been consummated by 12:01 AM Eastern Standard Time on May 2, 2007; provided that the right to terminate this Agreement under this Section 13.1(e) shall not be available to any party whose failure to fulfill any material obligation under this Agreement has been both willful and the cause of, or resulted in, the failure of the Closing to occur on or before such date.

Section 13.2.          Effect of Termination.  In the event of the termination of this Agreement as provided in Section 13.1 hereof, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of the Seller or the Buyer, or their respective officers, directors, stockholders, partners, or other Persons under their control, except to the extent that such termination results from the willful breach by a party hereto of any of its representations, warranties, covenants or agreements set forth in this Agreement, and provided that the provisions of Article 13 and Article 14 hereof shall remain in full force and effect and survive any termination of this Agreement.

Article 14.

MISCELLANEOUS

Section 14.1.          Successors and Assigns.  No party hereto shall assign this Agreement or any rights or obligations hereunder without the prior written consent of the other parties hereto and any such attempted assignment without such prior written consent shall be void and of no force and effect; provided, however, that Buyer may (i) assign any or all of its rights and interests hereunder to one of its Subsidiaries and (ii) designate such Subsidiary to perform its obligations hereunder (in any and all of which cases Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder).  This Agreement shall inure to the benefit of and shall be binding upon the successors and permitted assigns of the parties hereto.

Section 14.2.          Governing Law, Jurisdiction.  This Agreement shall be construed, performed and enforced in accordance with, and governed by, the laws of the State of New York, without giving effect to the conflict or choice of law rules thereof.  The parties hereto irrevocably and unconditionally submit to the exclusive jurisdiction of the United States District Court for the Southern District of New York or any New York State court sitting in Manhattan for the purpose of enforcing this Agreement.  In any action, suit or other proceeding, each of the parties hereto irrevocably and unconditionally waives and agrees not to assert by way of motion, as a defense or otherwise any claims that it is not subject to the jurisdiction of the above courts, that such action or suit is brought in an inconvenient forum or that the venue of such action, suit or other proceeding is improper.  Each of the parties hereto also agrees that any final and unappealable judgment against such party in connection with any action, suit or other proceeding shall be conclusive and binding on such party and that such award or judgment may be enforced in any court of competent jurisdiction, either within or outside of the United States.  A certified or exemplified copy of such award or judgment shall be conclusive evidence of the fact and amount of such award or judgment.

Section 14.3.          Expenses.  All of the fees, expenses and costs incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party hereto incurring such fees, expenses and costs.

Section 14.4.          Severability.  In the event that any part of this Agreement is declared by any court or other judicial or administrative body to be null, void or unenforceable, said provision shall survive to the extent it is not so declared, and all of the other provisions of this Agreement shall remain in full force and effect.

Section 14.5.          Notices.  All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (i) on the date of service if served personally on the party to whom notice is to be given; (ii) on the next Business Day after transmission if sent via facsimile transmission to the facsimile number given below, and telephonic confirmation of receipt is obtained promptly after completion of transmission; (iii) on the day after the day of delivery to Federal Express or similar overnight courier or the Express Mail service maintained by the United States Postal Service; or (iv) on the fifth day after mailing, if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid and properly addressed, to the party as follows:

If to the Seller:

François-Charles Oberthur Fiduciaire, S.A.
102, boulevard Malesherbes
75017 Paris
France
	Attn:	Thomas Savare
Jean-Michel Guichot
	Telecopy:	+33 (1) 44 15 10 30

Copy to:

Reed Smith LLP
599 Lexington Avenue
New York, New York 10022
	Attn:	David M. Grimes, Esq.
Brian E. Burns, Esq.
	Telecopy:	(212) 521-5450

If to the Parent:

Scientific Games Corporation
750 Lexington Avenue,
25th Floor
New York, New York 10022
	Attn:	Ira H. Raphaelson, Esq.
	Telecopy:	(212) 754-2372

Copy to:

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, New York 10019
	Attn:	Steven A. Seidman
Laura L. Delanoy
	Telecopy:	(212) 728-9763
(212) 728-9662

If to Acquisition Subsidiary:

Scientific Games Holdings (Canada) Inc.
c/o Scientific Games Corporation
750 Lexington Avenue,
25th Floor
New York, New York 10022
	Attn:	Ira H. Raphaelson, Esq.
	Telecopy:	(212) 754-2372

Copy to:

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, New York 10019
	Attn:	Steven A. Seidman
Laura L. Delanoy
	Telecopy:	(212) 728-9763
(212) 728-9662

Any party may change its address for the purpose of this Section by giving the other parties written notice of its new address in the manner set forth above.

Section 14.6.          WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS PROVIDED FOR HEREBY.

Section 14.7.          Amendments; Waivers.  This Agreement may be amended or modified, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by the parties hereto, or in the case of a waiver, by the party waiving compliance.  Any waiver by any party of any condition, or of the breach of any provision, term, covenant, representation or warranty contained in this Agreement, in any one or more instances, shall not be deemed to be nor construed as a further or continuing waiver of any such condition, or of the breach of any other provision, term, covenant, representation or warranty of this Agreement.

Section 14.8.          Public Announcements.  The parties agree that after the signing of this Agreement, the Seller shall not, and shall not permit the Companies to, and the Buyer shall not, make any press release or public announcement concerning this transaction without the prior written approval of the other parties, unless a press release or public announcement is required by applicable law, regulation or requirement of any securities exchange.  Before a party makes any such announcement or other disclosure required by law, regulation or requirement of any securities exchange, such party agrees to give the other parties prior notice and an opportunity to comment on the proposed disclosure.

Section 14.9.          Entire Agreement.  The Transaction Documents and the Confidentiality Agreement, dated as of August 31, 2006, between the Seller and the Buyer contain the entire understanding among the parties hereto with respect to the transactions contemplated hereby and supersede and replace all prior and contemporaneous agreements and understandings, oral or written, with regard to such transactions.  All Exhibits and schedules hereto and any documents and instruments delivered pursuant to any provision hereof are expressly made a part of this Agreement, as fully as though completely set forth herein.

Section 14.10.        Parties in Interest.  Nothing in this Agreement is intended to confer any rights or remedies under or by reason of this Agreement on any Persons other than parties hereto and their respective successors and permitted assigns.  Nothing in this Agreement is intended to relieve or discharge the obligations or liability of any third persons to the Seller or the Buyer.  No provision of this Agreement shall give any third parties any right of subrogation or action over or against the Seller or the Buyer.

Section 14.11.        Scheduled Disclosures.  Disclosure of any matter, fact or circumstance in a Schedule to this Agreement shall be deemed to be disclosure thereof for purposes of any other Schedule hereto to the extent that such matter, fact or circumstance would, on its face, apply as a disclosure under such other Schedule.  Any disclosure on a Schedule to this Agreement of any contract, document, liability, default, breach, violation, limitation, impediment or other matter, although the provision for such disclosure may require such disclosure only if such contract, document, liability, default, breach, violation, limitation, impediment or other matter be “material,” shall not be construed against any party to this Agreement, as an assertion by such party, that any such contract, document, liability, default, breach, violation, limitation, impediment or other matter is, in fact, material.

Section 14.12.        Enforcement of Certain Sections of the Agreement.  The parties hereto agree that irreparable damage would occur if Sections 7.2 and 8.3 of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereto, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 14.13.        Section and Paragraph Headings.  The section and paragraph headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

Section 14.14.        Counterparts and Facsimile.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute the same instrument.  Executed signature pages to this Agreement may be delivered by facsimile and such facsimiles will be deemed as sufficient as if actual signature pages bad been delivered.

Section 14.15.        Language.  The Parties hereto acknowledge that they have requested that this Agreement and any Transaction Documents be drafted in the English language.  Les parties aux présentes reconnaissent qu’elles ont exigé que la présente convention et tous les documents de transactions qui s’y rattachent soient rédigés en anglais.

Section 14.16.        Reasonable Assurances.  For a reasonable period of time after the Closing, if any further action is necessary to carry out the transactions contemplated by this Agreement, Buyer and Seller shall use commercially reasonable efforts to take all such all actions, and to do, or cause to be done, all things necessary or advisable consistent with applicable law to consummate and make effective in an expeditious manner the transactions contemplated hereby.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

SELLER:

FRANÇOIS-CHARLES OBERTHUR FIDUCIAIRE, S.A.

By:	/s/ Thomas Savare
Name: Thomas Savare
Time: Director General Delegue

PARENT:

SCIENTIFIC GAMES CORPORATION

By:	/s/ DeWayne E. Laird
Name: DeWayne E. Laird
Title: Vive President

ACQUISITION SUBSIDIARY:

SCIENTIFIC GAMES HOLDINGS (CANADA) INC.

By:	/s/ Ira H. Raphaelson
Name: Ira H. Raphaelson
Title: Director and Secretary